UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.)
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GREATBATCH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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GREATBATCH, INC.
10000 WEHRLE DRIVE
CLARENCE, NEW YORK 14031
April 20, 2010
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Greatbatch, Inc. which will be held on Tuesday, May 18, 2010 at 10:00 a.m. at the company’s corporate offices at 10000 Wehrle Drive, Clarence, New York 14031.
Details of the business to be conducted at the Annual Meeting are given in the enclosed Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the company’s 2009 Annual Report. We encourage you to read this document. It includes information on the company’s operations, markets and products, as well as the company’s audited financial statements.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. To make it easier for you to vote, we are offering Internet and telephone voting. The instructions included on your proxy card describe how to vote using these services. Of course, if you prefer, you can vote by mail by completing and signing your proxy card, and returning it in the enclosed postage-paid envelope provided.
We look forward to seeing you at the Annual Meeting.
Sincerely,
/s/ Bill R. Sanford
Bill R. Sanford
Chairman of the Board
/s/ Thomas J. Hook
Thomas J. Hook
President & Chief Executive Officer

GREATBATCH, INC.
10000 WEHRLE DRIVE
CLARENCE, NEW YORK 14031
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Greatbatch, Inc.:
The Annual Meeting of the Stockholders of Greatbatch, Inc. will be held at the company’s corporate offices at 10000 Wehrle Drive, Clarence, New York 14031, on Tuesday, May 18, 2010 at 10:00 a.m. for the following purposes:
1.	To elect nine directors for a term of one year and until their successors have been elected and qualified;

2.	To ratify the appointment of Deloitte & Touche, LLP as the independent registered public accounting firm for Greatbatch, Inc. for fiscal year 2010; and

3.	To consider and act upon other matters that may properly come before the Annual Meeting and any adjournments thereof.
Stockholders of record at 5:00 p.m., Eastern Standard Time, on April 2, 2010 are entitled to vote at the Annual Meeting.
By Order of the Board of Directors,
/s/ Timothy G. McEvoy
Timothy G. McEvoy
Vice President, General Counsel & Secretary
Clarence, New York
April 20, 2010
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. YOU CAN VOTE YOUR SHARES BY PROXY BY USING ONE OF THE FOLLOWING METHODS: MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE FURNISHED FOR THAT PURPOSE, OR VOTE BY TELEPHONE OR THE INTERNET USING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO ITS EXERCISE AT THE ANNUAL MEETING OF STOCKHOLDERS. ANY STOCKHOLDER PRESENT AT THE MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE MEETING.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2010
THE GREATBATCH, INC. 2010 PROXY STATEMENT AND 2009 ANNUAL REPORT ARE AVAILABLE AT
http://proxy.greatbatch.com

GREATBATCH, INC.
10000 WEHRLE DRIVE
CLARENCE, NEW YORK 14031

PROXY STATEMENT

PROXY STATEMENT
INTRODUCTION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Greatbatch, Inc. (the “Company”) of proxies in the accompanying form for use at the 2010 Annual Meeting of Stockholders or any adjournment or adjournments thereof. The Company will bear the expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby.
The Annual Meeting of Stockholders of the Company will be held at 10:00 a.m. on May 18, 2010 at the Company’s corporate offices located at 10000 Wehrle Drive, Clarence, New York 14031. The Company’s mailing address is 10000 Wehrle Drive, Clarence, New York 14031, and its telephone number is (716) 759-5600.
This Proxy Statement and the accompanying form of proxy are first being sent to stockholders of record on or about April 20, 2010. A copy of the Company’s 2009 Annual Report, including financial statements, has either previously been delivered or accompanies this Proxy Statement, but is not part of the proxy solicitation materials.
VOTING RIGHTS
Stockholders of record at 5:00 p.m., Eastern Standard Time, on April 2, 2010 are entitled to vote at the Annual Meeting. At that time, the Company had outstanding 23,193,410 shares of common stock, $0.001 par value per share (“Common Stock”). Each share of Common Stock is entitled to one vote. An individual who has a beneficial interest in shares allocated to the Company stock fund account under the Greatbatch, Inc. 401(k) Retirement Plan (the “401(k) Plan”) is entitled to vote the shares of Common Stock allocated to that account.
Shares may not be voted at the meeting unless the owner is present or represented by proxy. A stockholder can be represented through the return of a physical proxy or by utilizing the telephone or Internet voting procedures. An individual with a beneficial interest in the 401(k) Plan may give directions to the trustee of the 401(k) Plan, or its designated representative, as to how the allocated shares should be voted by returning the proxy card or using the telephone or Internet voting methods. The telephone and Internet voting procedures are designed to authenticate stockholders by use of a control number and allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of such revocation or by delivering a later dated proxy, in either case, to Timothy G. McEvoy, the Company’s Secretary, at the Company’s mailing address set forth above, or by the vote of the stockholder in person at the Annual Meeting.
Proxies will be voted in accordance with the stockholder’s direction, if any. Unless otherwise directed, proxies will be voted in favor of the election as directors of the persons named under the caption “NOMINEES FOR DIRECTOR” and in favor of ratifying the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm for the Company for fiscal year 2010.
The presence in person or by proxy of the holders of a majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the meeting. Broker non-votes, abstentions and directions to withhold authority will be counted as being present or represented at the meeting for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power on that proposal and has not received voting instructions from the beneficial owner.
The vote of a plurality of the shares of Common Stock present in person or represented at the meeting is required for the election of directors. Broker non-votes and directions to withhold authority will have no effect on the election of directors.
The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required to ratify the appointment of Deloitte & Touche as the independent registered public accounting firm for the Company for fiscal year 2010. In determining whether the proposal has received the requisite number of affirmative votes, an abstention will have the same effect as a vote against such ratification.

PRINCIPAL BENEFICIAL OWNERS OF SHARES
The following table sets forth certain information with respect to all persons known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock as of April 2, 2010.

	Number of Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class
FMR LLC(1)	3,474,740	14.98%
82 Devonshire Street Boston, MA 02109

Lord, Abbett & Co. LLC(2)	1,812,320	7.81%
90 Hudson Street Jersey City, NJ 07302

BlackRock, Inc.(3)	1,749,447	7.54%
40 East 52nd Street New York, NY 10022

Capital Research Global Investors(4)	1,395,600	6.02%
333 South Hope Street Los Angeles, CA 90071

(1)	FMR LLC (“FMR”), Fidelity Management & Research Company, (“Fidelity”), Edward C. Johnson 3d (“Johnson”), and Fidelity Magellan Fund filed a Schedule 13G/A dated February 12, 2010. The beneficial ownership information presented and the remainder of the information contained in this footnote is based solely on the Schedule 13G/A. Fidelity, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “Advisers Act”), is the beneficial owner of 2,319,300 shares of the Company’s Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (“ICA”). The ownership of one investment company, Fidelity Magellan Fund, amounted to 2,318,300 shares of the Company’s Common Stock. Johnson and FMR, through its control of Fidelity, and the Fidelity funds each has sole power to dispose of 2,318,300 of these shares. Neither FMR nor Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Advisers Act is the beneficial owner of 46,480 shares of the Company’s Common Stock. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 1,043,160 shares of the Company’s Common Stock. FIL Limited is the beneficial owner of 65,800 shares of the Company’s Common Stock.

(2)	Lord, Abbett & Co. LLC filed a Schedule 13G dated February 12, 2010. The beneficial ownership information presented is based solely on the Schedule 13G. Includes 1,234,800 shares held by Lord Abbett Research Fund, Inc. — Small-Cap Value Series.

(3)	BlackRock, Inc. filed a Schedule 13G/A dated January 20, 2010. That filing amended the most recent Schedule 13G filing made by Barclays Global Investors, which was acquired by BlackRock, Inc. on December 1, 2009. The beneficial ownership information presented is based solely on the Schedule 13G/A. The reported securities are owned by BlackRock, Inc. and its affiliated companies listed in the Schedule 13G/A.

(4)	Capital Research Global Investors (“CRGI”), a division of Capital Research and Management Company (“CRMC”), filed a Schedule 13G/A dated February 8, 2010. The beneficial ownership information presented and the remainder of the information contained in this footnote is based solely on the Schedule 13G/A. CRGI is deemed to be the beneficial owner of 1,395,600 shares of the Company’s Common Stock as a result of CRMC acting as an investment adviser to various investment companies registered under Section 8 of the ICA.
COMPANY PROPOSALS
Proposal 1 — Election of Directors
Shares represented by properly executed proxies will be voted, unless such authority is withheld, for the election as directors of the Company of the following nine persons nominated by the Board, to hold office until the 2011 Annual Meeting of Stockholders and until their successors have been elected and qualified. Each of the nominees listed below was elected at the 2009 Annual Meeting of Stockholders.

If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election (which events are not expected), the shares represented by the proxies will be voted for such other person, if any, as the Corporate Governance and Nominating Committee shall designate. Information regarding the nominees standing for election as directors is set forth below:
Nominees for Director
Pamela G. Bailey is 61, is a member and Chair of the Corporate Governance and Nominating Committee, a member of the Compensation and Organization Committee, and has been a director since 2002.
Ms. Bailey has been President and Chief Executive Officer of The Grocery Manufacturers Association (“GMA”), a Washington, D.C. based trade association, since January 2009. From April 2005 until January 2009, she was President and Chief Executive Officer of the Personal Care Products Council. Ms. Bailey served as President and Chief Executive Officer of the Advanced Medical Technology Association (“AdvaMed”), the world’s largest association representing the medical technology industry, from June 1999 to April 2005. From 1970 to 1999, she served in the White House, the Department of Health and Human Services and other public and private organizations with responsibilities for health care public policy. Ms. Bailey is a director and compliance committee member and chair of the compensation committee of MedCath Corporation, a national provider of high acuity healthcare services, and a director of The National Food Laboratory, Inc., a wholly owned subsidiary of GMA and a provider of integrated concepts to commercialization services to food industry customers. She also is a member of the board of trustees of Franklin and Marshall College. Ms. Bailey formerly served as a director of Albertsons, Inc.
Ms. Bailey’s thirty years of healthcare public policy experience with public and private organizations including service in the White House, the Department of Health and Human Services, and as President and Chief Executive Officer of AdvaMed gives her a unique perspective on a variety of healthcare-related issues. With over ten years of managerial experience at GMA, the Personal Care Products Council and AdvaMed, Ms. Bailey brings to the Board demonstrated management ability at senior levels. This experience, together with her experienced gained as a director of Albertsons and MedCath Corporation, support her continued service as a member of the Board.
Michael Dinkins is 56, is a member of the Audit Committee, a member of the Compensation and Organization Committee, and has been a director since 2008.
Mr. Dinkins has been the Executive Vice President and Chief Financial Officer of USI Insurance Services, an insurance intermediary company, since October 2008. From 2005 until 2008, he was Executive Vice President and Chief Financial Officer of Hilb Rogal & Hobbs Co., an insurance and risk management services company. Mr. Dinkins was Vice President, Global Control & Reengineering at Guidant Corporation from 2004 to 2005, and Vice President and Chief Financial Officer for NCR Worldwide Customer Service Operation from 2002 to 2004. Prior to 2002, he held senior positions at Access Worldwide Communications, Cadmus Communications Group and General Electric Company. Mr. Dinkins is a former director of LandAmerica Financial Group, Inc.
As Chief Financial Officer of USI, Hilb Rogal & Hobbs and NCR, Mr. Dinkins gained extensive knowledge of complex financial and operational issues facing large organizations and an understanding of operations and financial strategy in challenging environments. In addition, Mr. Dinkins is able to draw upon, among other things, his knowledge of the medical device industry gained while at Guidant where he led process re-engineering projects for operations and finance. This experience supports his continued service as a member of the Board.
Thomas J. Hook is 47, is a member of the Technology Development and Innovation Committee, and has been a director since 2006.
Mr. Hook has been the Company’s President and Chief Executive Officer since August 2006. Prior to August 2006, he was the Company’s Chief Operating Officer, a position to which he was appointed upon joining the Company in September 2004. From August 2002 until September 2004, Mr. Hook was employed by CTI Molecular Imaging where he served as President, CTI Solutions Group. From March 2000 to July 2002, he was General Manager, Functional and Molecular Imaging for General Electric Medical Systems. From 1997 to 2000, Mr. Hook worked for the Van Owen Group Acquisition Company and prior to that, Duracell, Inc. He is a director of Central Radiopharmaceuticals, Inc. and serves on the audit committee of that board, HealthNow New York, Inc. and serves as chairman and on the finance and compensation committees of that board, AdvaMed, the Buffalo-Niagara Partnership, and the National Federation of Just Communities of WNY. Mr. Hook also is a member of the board of trustees of St. Bonaventure University.
Since joining the Company as Chief Operating Officer in 2004 and becoming President and Chief Executive Officer in 2006, Mr. Hook has directed the Company’s acquisition, integration and product development efforts, growing the business from $200 million to the more diverse $520 million medical products company that it is today. Mr. Hook’s knowledge of the Company’s business and his role as the Company’s President and Chief Executive Officer support his continued service as a member of the Board.

Kevin C. Melia is 62, is a member and Chair of the Audit Committee, a member of the Technology Development and Innovation Committee, and has been a director since 2007.
Mr. Melia has been the non-executive Chairman of Vette Corporation, a privately-held provider of thermal management solutions since June 2009. From 2003 to 2008, he was the non-executive Chairman of IONA Technologies PLC, a leading middleware software company. Between 2003 and November 2007, Mr. Melia also was the non-executive Chairman of A.Net (formerly Lightbridge Inc.), an e-payment company. He was the co-founder of Manufacturers’ Services Ltd. (“MSL”), a leading company in the electronics manufacturing services industry, and served as its Chairman and Chief Executive Officer from June 1994 to January 2003. Prior to establishing MSL, Mr. Melia held a number of senior executive positions over a five-year period at Sun Microsystems. He also held a number of senior executive positions in operations and finance over a seventeen-year career at Digital Equipment Corporation. Mr. Melia is a director of RadiSys Corporation, a provider of embedded advanced solutions for the communications networking and commercial systems markets, and serves on the audit committee of that board, and Analogic Corporation, a high-technology signal and image processing company. He also is a director of DCC plc, a procurement, sales, marketing, distribution and business support services group headquartered in Dublin, Ireland, and serves on the audit committee of that board. Mr. Melia also is a joint managing director of Boulder Brook Partners LLC, a private investment company and a member of the advisory board of directors of C&S Wholesale Grocers. He also is a former director of A.Net, Manugistic Corporation, and Eircom, Inc.
Having been a co-founder and Chairman and Chief Executive Officer of MSL and non-executive Chairman of Vette Corporation, IONA and A.Net, Mr. Melia has extensive business leadership experience. His service in senior management positions at Sun Microsystems and Digital Equipment Corporation provided him with broad knowledge in global operations and financial and accounting matters. The depth and breadth of Mr. Melia’s experience support his continued service as a member of the Board.
Dr. Joseph A. Miller, Jr. is 68, is a member and Chair of the Technology Development and Innovation Committee, a member of the Corporate Governance and Nominating Committee, and has been a director since 2003.
Dr. Miller has been Executive Vice President and Chief Technology Officer for Corning, Inc. since 2002. Before joining Corning in 2001, he served as Senior Vice President of E.I. DuPont de Nemours from 1999 to 2001 and held various executive positions with that company prior to that time. Dr. Miller also serves on the board of directors of Dow Corning Corporation and serves on the corporate responsibility committee of that board.
Dr. Miller has significant research and development knowledge and experience gained through his positions at Corning and DuPont. His extensive knowledge and experience gives him an insight into a number of issues facing the Company and supports his continued service as a member of the Board.
Bill R. Sanford is 66, is Chairman of the Board, is a member of the Corporate Governance and Nominating Committee, and has been a director since 2000.
Mr. Sanford is Chairman of Symark LLC, a company he founded in 1979 that focuses on the development and commercialization of biosciences systems, products and services. He is Executive Founder and retired Chairman, President and Chief Executive Officer of Steris Corporation, a global provider of infection and contamination prevention systems, products, services and technologies. Mr. Sanford serves on the board of directors of KeyCorp and on its executive, risk management and compliance committees. He is an active early and growth stage equity investor through Symark, and serves as a board member and advisor of private for-profit companies, not-for-profit organizations, investment limited partnerships and venture capital firms.
Mr. Sanford is an experienced entrepreneur, senior executive, consultant, investor and board member with extensive public company, new venture, merger and acquisition, marketing and sales, turnaround and market development experience. He has public and private company financing experience, including initial and secondary public stock offerings, structured debt financings, public stock mergers and private equity and venture capital investments. Mr. Sanford’s background and experience, including his substantial experience in the medical device industry, support his continued service as a member of the Board.
Peter H. Soderberg is 63, is a member of the Audit Committee, a member of the Compensation and Organization Committee, and has been a director since 2002.
Mr. Soderberg is managing partner of Worthy Ventures Resources, LLC, a private investment company he founded in February 2010. He retired in January 2010 as President and Chief Executive Officer of Hill-Rom Holdings, Inc., a position he held since March 2006. Since his retirement, Mr. Soderberg has served as Hill-Rom’s Chief Innovation Officer on a part-time basis. From January 2000 to March 2006, he was President and Chief Executive Officer of Welch Allyn, Inc., and for the seven years prior to that, Chief Operating Officer of Welch Allyn’s medical products business. Mr. Soderberg also held a number of positions over a twenty-three year career with Johnson & Johnson, where his final position was as president of one of its operating subsidiaries. He serves on the board of directors of Constellation Brands, Inc. Until his retirement, Mr. Soderberg also had served on the board of directors of Hill-Rom and AdvaMed.

Having served in the roles of President and Chief Executive Officer of Hill-Rom and of Welch Allyn, Mr. Soderberg has significant management experience and business understanding. Running a public company gave Mr. Soderberg front-line exposure to many of the issues facing public companies, particularly on the operational, financial and corporate governance fronts. His deep knowledge of healthcare policy and patient care delivery, gained through his long career in the healthcare industry, provides our Board with a valuable perspective on the priorities of and challenges facing our major customers. These attributes support Mr. Soderberg’s continued service as a member of the Board.
William B. Summers, Jr. is 59, is a member and Chair of the Compensation and Organization Committee, a member of the Audit Committee, and has been a director since 2001.
Mr. Summers retired in June 2006 as Chairman of McDonald Investments, Inc., a position he had held since 1998. He also held the additional positions of President (from 1989 through 1998) and Chief Executive Officer (from 1994 through 1998) of that investment company. Mr. Summers serves on the board of directors of RPM International, Inc. and is a member and chairman of its audit committee and a member of its executive committee, and on the board of directors of Developers Diversified Realty, Inc. and is a member of its audit and pricing committees. He also serves on the advisory boards of Molded Fiberglass Companies, Dix & Eaton and MAI Wealth Advisors LLC. Mr. Summers also serves on the board of directors of The Rock and Roll Hall of Fame and Museum, Baldwin-Wallace College, The Great Lakes Science Center, and State Troopers of Ohio.
Through his positions with McDonald Investments, Mr. Summers gained leadership experience and extensive knowledge of complex financial and operational issues. In addition, through his service on the audit committee of other public companies, Mr. Summers has gained valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public corporations. This experience supports Mr. Summers’ continued service as a member of the Board.
Dr. Helena S. Wisniewski is 60, is a member of the Technology Development and Innovation Committee, a member of the Corporate Governance and Nominating Committee, and has been a director since 2008.
Dr. Wisniewski is Chief Executive Officer of Equinox Toys, LLC, a company she founded in 2009 to develop innovative toys using biometrics. She also is a special consultant to the Naval Research Advisory Committee, the senior scientific advisory group to the Secretary of the Navy. From August 2004 until October 2008, Dr. Wisniewski served as Vice President, Research and Enterprise Development at the Stevens Institute of Technology. During that same period, she also was Chief Executive Officer of Castle Point Holdings, Inc., a Stevens Institute-owned company that invested in technology companies. From 2001 through 2004, Dr. Wisniewski was Chief Executive Officer and Chairman of Aurora Biometrics, a company she founded. Prior to that time, she was a senior executive at Lockheed Corporation and a Vice President of Titan Corporation. Dr. Wisniewski is a director of Smart Trax, Inc., an educational media company, and serves on the advisory boards of Soar Technology Inc., a company that develops cognitive software to solve complex problems in training, modelling and simulation, robotics, and medical informatics, and of Kulper and Company, LLC, where she chairs its research committee. She is the former chairman of Attila Technologies, LLC, a provider of continuous broadband on-demand communication systems.
As Vice President for Research and Enterprise Development at the Stevens Institute of Technology, Dr. Wisniewski led the Institute’s innovation research that commercialized new technologies. Through her service at Lockheed and Titan, Dr. Wisniewski gained management experience at senior levels. These attributes and her significant experience in leading and managing technology innovation provides the Company valuable insight into developing new technologies to support future growth and supports Dr. Wisniewski’s continued service on the Board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
PROPOSAL 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm
On the recommendation of the Audit Committee, the accounting firm of Deloitte & Touche has been appointed by the Board as the Company’s independent registered public accounting firm for fiscal year 2010, a capacity in which it has served since 2000. Although stockholder approval is not required by law, the Company has determined that it is desirable to request that the stockholders ratify the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2010. In the event the stockholders fail to ratify the appointment, the Board will reconsider this appointment and make such a determination as it believes to be in the Company’s best interests. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s best interests. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.

Audit Fees. The following table sets forth the aggregate fees billed by Deloitte & Touche for services provided to the Company during fiscal years 2009 and 2008:

	2009	2008
Audit Fees(1)	$1,309,962	$1,341,200
Audit-Related Fees	—	—

Total Audit and Audit-Related Fees	1,309,962	1,341,200
Tax Fees(2)	2,000	24,300
All Other Fees	—	—

Total Fees	$1,311,962	$1,365,500

(1)	The amounts indicated represent fees billed by Deloitte & Touche for services rendered for the audit of the Company’s annual consolidated financial statements and for its review of the Company’s quarterly condensed consolidated financial statements.

(2)	The amounts indicated represent fees billed by Deloitte & Touche for tax compliance, planning and consulting.
Audit Committee Pre-Approval Policy on Audit and Non-Audit Services. As described in the Audit Committee charter, the Audit Committee must review and pre-approve both audit and non-audit services to be provided by the Company’s independent registered public accounting firm (other than with respect to de minimis exceptions permitted by Regulation S-X, Rule 2-01(c)(7)(i)(c)). This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. None of the services described above provided by Deloitte & Touche were approved by the Audit Committee under the de minimis exception rule.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010
STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
Direct and indirect ownership of Common Stock by each of the directors, each of the executive officers who are named in the Summary Compensation Table (the “Named Executive Officers”), and by all directors and executive officers as a group is set forth in the following table as of April 2, 2010, together with the percentage of total shares outstanding represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if that person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name of Beneficial Owner	Number of Shares	Percent of Class
Pamela G. Bailey(1)	53,052	*
Michael Dinkins(2)	15,633	*
Thomas J. Hook(3)	315,542	1.35%
Kevin C. Melia(4)	31,855	*
Dr. Joseph A. Miller, Jr.(5)	45,936	*
Bill R. Sanford(6)	94,368	*
Peter H. Soderberg(7)	52,016	*
William B. Summers, Jr.(8)	62,594	*
John P. Wareham(9)	45,173	*
Dr. Helena S. Wisniewski(10)	27,154	*
Thomas J. Mazza(11)	77,324	*
Mauricio Arellano(12)	68,811	*
Susan M. Bratton(13)	135,493	*
Susan H. Campbell(14)	73,683	*
All Directors and Executive Officers as a group (16 persons)	1,172,950	4.89%

(1)	Includes (i) 38,183 shares Ms. Bailey has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 3,069 shares awarded to her under the Company’s 2005 Stock Incentive Plan; and (iii) 11,800 shares directly held by her.

(2)	Includes (i) 9,905 shares Mr. Dinkins has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 3,069 shares awarded to him under the Company’s 2005 Stock Incentive Plan; and (iii) 2,659 shares directly held by him.

(3)	Includes (i) 228,180 shares Mr. Hook has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 49,181 shares awarded to him under the Company’s 2002 Restricted Stock Plan and 2005 Stock Incentive Plan; (iii) 2,306 shares allocated to his account under the 401(k) Plan; and (iv) 35,875 shares directly held by him.

(4)	Includes (i) 20,375 shares Mr. Melia has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 3,069 shares awarded to him under the Company’s 2005 Stock Incentive Plan; and (iii) 8,411 shares directly held by him.

(5)	Includes (i) 32,933 shares Dr. Miller has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 3,069 shares awarded to him under the Company’s 2005 Stock Incentive Plan; and (iii) 9,934 shares directly held by him.

(6)	Includes (i) 47,675 shares Mr. Sanford has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 4,603 shares awarded to him under the Company’s 2005 Stock Incentive Plan; and (iii) 42,090 shares directly held by him.

(7)	Includes (i) 38,183 shares Mr. Soderberg has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 3,069 shares awarded to him under the Company’s 2005 Stock Incentive Plan; and (iii) 10,764 shares directly held by him.

(8)	Includes (i) 38,183 shares Mr. Summers has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 3,069 shares awarded to him under the Company’s 2005 Stock Incentive Plan; and (iii) 21,342 shares directly held by him.

(9)	Includes (i) 32,683 shares Mr. Wareham has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 3,069 shares awarded to him under the Company’s 2005 Stock Incentive Plan; and (iii) 9,421 shares directly held by him. As previously disclosed, Mr. Wareham has notified the Company that, due to personal considerations, he will not stand for re-election at the 2010 Annual Meeting of Stockholders.

(10)	Includes (i) 19,342 shares Dr. Wisniewski has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 3,069 shares awarded to her under the Company’s 2005 Stock Incentive Plan; and (iii) 4,743 shares directly held by her.

(11)	Includes (i) 58,989 shares Mr. Mazza has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 6,076 shares awarded to him under the Company’s 2002 Restricted Stock Plan and 2005 Stock Incentive Plan; (iii) 2,513 shares allocated to his account under the 401(k) Plan; and (iv) 9,746 shares directly held by him.

(12)	Includes (i) 51,640 shares Mr. Arellano has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 6,162 shares awarded to him under the Company’s 2002 Restricted Stock Plan and 2005 Stock Incentive Plan; (iii) 2,392 shares allocated to his account under the 401(k) Plan; and (iv) 8,617 shares directly held by him.

(13)	Includes (i) 66,598 shares Ms. Bratton has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 5,499 shares awarded to her under the Company’s 2002 Restricted Stock Plan and 2005 Stock Incentive Plan; (iii) 4,671 shares allocated to her account under the 401(k) Plan; and (iv) 58,725 shares directly held by her.

(14)	Includes (i) 55,630 shares Ms. Campbell has the right to acquire pursuant to options exercisable currently or within 60 days after April 2, 2010; (ii) 6,062 shares awarded to her under the Company’s 2002 Restricted Stock Plan and 2005 Stock Incentive Plan; (iii) 2,584 shares allocated to her account under the 401(k) Plan; and (iv) 9,407 shares directly held by her.

*	Less than 1%
Section 16(a) Beneficial Ownership Reporting Compliance. Under Section 16(a) of the Exchange Act, the Company’s directors and officers are required to report their beneficial ownership of the Common Stock and any changes in that beneficial ownership to the SEC and the New York Stock Exchange. The Company believes that these filing requirements were satisfied by its directors and officers during 2009. In making the foregoing statement, the Company has relied on copies of the reporting forms received by it or on the written representations from such reporting persons.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The compensation programs for our senior level managers, which includes all of the Named Executive Officers, are designed to be consistent with our compensation philosophy. Our philosophy is to provide a compensation package that is competitive, encourages executives to act in the best interest of our stockholders, and strikes a proper balance between risk and our performance. Based upon this philosophy, we designed our compensation programs to include fixed cash and equity-based compensation at the targeted competitive market median rate and performance or “at risk” cash and equity-based compensation at above competitive market median rates if above competitive market median performance is achieved. We believe that paying above competitive market median compensation for above competitive market median performance is important in order to attract, retain and properly incentivize senior level management and should provide value to our stockholders through a higher stock price, which should benefit from the higher level of performance.
As illustrated in the graphs below, we believe that performance and equity-based compensation should increase as a percentage of total direct compensation as salary grade levels and responsibility increases. We target our Named Executive Officer’s total cash and direct compensation to be consistent with our competitive market. By following this philosophy, we believe we can attract and retain executives who have the appropriate skill set to carry out our strategic plans and attain both our short- and long-term financial and strategic goals.
The following graphs depict the mix of cash versus equity compensation as a percentage of total direct compensation granted to our Named Executive Officers during 2009 assuming maximum performance levels are achieved:
The following graphs depict the mix of time (or fixed) versus performance (or variable) based compensation as a percentage of total direct compensation granted to our Named Executive Officers during 2009 assuming maximum performance levels are achieved:
Our compensation programs are designed by our Compensation and Organization Committee (“Compensation Committee”) in collaboration with management and input from an independent compensation consultant hired by the Compensation Committee, and approved by our Board. Our compensation programs consist of the following components:
•	Base Salary

•	Annual Cash Incentives

•	Long-Term Equity Awards
➢	Time-Based

➢	Performance-Based
•	Retirement and Change of Control Agreements

•	Other Personal Benefits
Other than as discussed below, we do not believe the compensation for our Named Executive Officers in 2010 will change materially from 2009.

Consistent with our compensation philosophy, we believe that our compensation programs should have a certain amount of compensation that is “at risk,” which serves to better align the interests of management with those of our stockholders. To accomplish this, our compensation programs include both short- and long-term performance incentive programs. Our long-term incentive programs cover a three-year performance period. The following graph depicts total direct compensation received by our Named Executive Officers versus the value granted for fiscal years 2006 to 2008 (excluding retention equity awards) and illustrates the significant impact that our performance-based programs can have on the compensation levels of our Named Executive Officers. Fiscal years 2008 and 2009 were the last years of the three year performance periods for awards granted in 2006 and 2007. The performance metrics for the 2006 performance-based long-term incentive award (SALT Program) was achieved while the 2007 metrics were not. Additionally, we currently expect to achieve 30% of the 2008 performance metrics (in thousands):
Total Direct Compensation of Named Executive Officers
In 2010, our Board approved a new long-term incentive equity compensation plan (“LTI Plan”) for senior level managers, including our Named Executive Officers, which replaces the existing long-term incentive plans. The objective of the LTI Plan is to better align our compensation programs with stockholder interests and our competitive market, as well as to adopt a number of current “best” practices with regards to equity compensation programs. This includes increasing the percentage of performance- and equity-based compensation as a percentage of total direct compensation; issuing equity performance-based compensation in performance shares; and tying equity performance-based awards to total stockholder return (“TSR”) relative to our peer group. See further discussion of the LTI Plan under “Long-Term Equity Awards.” Additionally, in conjunction with his contract renewal and based upon his performance and strategic accomplishments over the last four years, in 2010 our Board approved an increase to the award percentages under the Company’s annual cash and long-term equity award programs for Mr. Hook. These accomplishments include, among other things, developing and making significant progress towards implementing our long-term strategic plan, as well as successfully leading our Company through the global economic downturn.
The following graphs depict the mix of cash versus equity compensation as a percentage of total direct compensation under the LTI Plan assuming maximum performance levels are achieved:

The following graphs depict the mix of time (or fixed) versus performance (or variable) based compensation as a percentage of total direct compensation under the LTI Plan assuming maximum performance levels are achieved:
Compensation Committee Practices and Procedures
The Compensation Committee, in collaboration with management, is responsible for the design and administration of our compensation programs with appropriate approval and general oversight from the Board. This responsibility includes the determination of compensation levels and awards provided to the Named Executive Officers. The Compensation Committee directly engages Ernst & Young LLP to independently advise them on compensation matters and recommendations made by management. A representative of Ernst & Young was present in person or by telephone for all five of the meetings held by the Compensation Committee during 2009.
The Compensation Committee also is responsible for recommending to the Board for approval the performance and merit adjustments for Mr. Hook, our President & Chief Executive Officer. For the remaining Named Executive Officers, Mr. Hook makes recommendations regarding performance and merit adjustments to the Compensation Committee for approval. Grants of equity-based compensation are recommended by management and approved by the Compensation Committee in accordance with approved long-term incentive programs established by the Compensation Committee with the assistance of Ernst & Young.
During 2009, Mr. Hook, Mr. Mazza, Barbara M. Davis, Vice President of Human Resources and Timothy G. McEvoy, Vice President, General Counsel & Secretary, attended meetings of the Compensation Committee to provide counsel and assistance to the Compensation Committee. These executives were not present during executive sessions and when items pertaining to their individual compensation were discussed.
Competitive Market Review
When determining compensation levels and programs, the Compensation Committee compares our programs and performance against an approved peer group of companies. The peer group consists of fifteen publicly traded companies that are similar in size and operate in similar industries as our Company and with whom we may compete for executive talent. The Compensation Committee typically reevaluates the peer group every two to three years or sooner if an event, such as an acquisition, no longer makes the companies in the peer group comparable to our Company.
The companies comprising our compensation peer group, which was last updated in 2009, are:

Analogic Corporation	ResMed Inc.
CONMED Corporation	SonoSite, Inc.
CTS Corporation	Symmetry Medical, Inc.
Edwards Lifesciences Corp.	Thoratec Corporation
Ev3, Inc.	West Pharmaceutical
Integra LifeSciences Holdings Corp.	Wright Medical Group, Inc.
Merit Medical Systems, Inc.	ZOLL Medical Corporation
Orthofix International
For 2009, the following changes were made to our peer group:

Additions	Deletions
Analogic Corporation	Datascope Corporation
Orthofix International	DJO, Inc.
West Pharmaceutical	Vital Signs, Inc.

Datascope Corporation, DJO, Inc. and Vital Signs, Inc. were removed from the peer group because they were acquired by other companies. The additions for 2009 were made to replace the companies removed from the peer group in order to maintain the number of companies at fifteen. We believe that this is an appropriate size for a peer group in order to get a representative sample of our market, yet keeping the size of the peer group at a manageable level for analysis purposes. We believe these companies (i) have relevant overlap with our industry, customers and products, (ii) are similar in size and (iii) have key metrics that are consistent with our growth strategy. The key metrics considered included revenue size and growth rate, return on equity, net income, earnings per share (“EPS”) growth, average gross margins and enterprise value.
Our 2010 total compensation packages are based upon a 2009 market study performed by Ernst & Young which utilized compensation peer group data supplemented by market survey data and adjusted for factors such as prior individual performance and expected future contributions, performance of our Company, internal equity within our Company and the degree of difficulty in replacing the individual. Prior to this, the last market study was performed in 2008. The 2009 market study, which provided base salary, total cash compensation and total direct compensation analysis, utilized proxy data of our peer group from 2006 to 2008 and survey data from the following sources:

Title	Publisher	Year
Executive Compensation Assessor	Economic Research Institute	2009
U.S. Executive Survey Report	Mercer HR Consulting	2008
Top Management Compensation	Watson Wyatt Data Services	2008-2009
The proxy and survey data were trended to 2010 levels based upon an annual increase factor of 2.9% as obtained from a WorldatWork survey. In determining recommended compensation levels, the Ernst & Young analysis also utilized various analytical tools, including total remuneration analysis and tally sheets, which provide a summary of the total compensation (cash, equity, benefits and perquisites) provided to the Named Executive Officers, as well as the impact of the Company’s performance on compensation. In 2008, internal pay equity analysis and equity wealth accumulation and sensitivity analysis were also performed. The Compensation Committee has determined that, absent a meaningful change in circumstances, such tools should be utilized on a periodic, as opposed to an annual, basis. In making final compensation decisions, the Compensation Committee considers all of these analyses.
The Compensation Committee sets the performance goals for annual cash incentives and long-term equity programs based upon the current year and long-range plan of our Company. Our current year and long-range plan takes into consideration the performance of our largest customers supplemented by performance information of our peer group, as well as relevant market indices. We believe the performance of our largest customers should be considered since they account for a large percentage of our sales. The market indices considered include the revenue growth rates of our largest markets (Cardiac Rhythm Management, Vascular, Orthopaedics and Energy (as a proxy for our Electrochem Solutions segment)).
Base Salary
We want to provide our senior level managers with a fixed level of cash compensation in the form of base salary that is consistent with their skill level, experience, knowledge, length of service with our Company and the level of responsibility and complexity of their position. The target salary for our senior level managers is based in part on the competitive market median of our compensation peer group, supplemented by published survey data. Our general practice is to be within 90% to 110% of the competitive market median. In addition to the factors listed above, actual base salaries may differ from the competitive market median target as a result of various other factors including prior individual performance and expected future contributions, performance of our Company, internal pay equity within our Company and the degree of difficulty in replacing the individual. Any such differences are approved by the Compensation Committee and in the case of Mr. Hook, by the Board. The base salaries of our Named Executive Officers are reviewed by the Compensation Committee on an annual basis, as well as at the time of promotion or significant changes in responsibility. We expect the base salaries of our Named Executive Officers to generally increase in-line with any increases to the median competitive market rates.
The 2009 base salaries for our Named Executive Officers compared to the competitive market median are as follows:

	2009	% of Competitive
	Base Salary	Market Median
Thomas J. Hook	$491,600	98%
Thomas J. Mazza	271,500	91%
Mauricio Arellano	267,500	92%
Susan M. Bratton	250,200	86%
Susan H. Campbell	267,500	92%
2009 base salaries were increased by 3.5% from the 2008 levels. This was consistent with the average merit increase across our U.S. based organization. We believe this reflects the solid performance of our Company during a year of internal integration and external financial market turmoil and is a reasonable market increase for companies with similar performance to ours. The additional salary that was provided to Mr. Arellano and Ms. Campbell took into consideration the size and complexity of the Cardiac & Neurology and Orthopaedics product lines.

In connection with the Compensation Committee’s annual review of compensation levels, the following salaries were approved, but not yet implemented, for 2010 for the Named Executive Officers: Mr. Hook $525,000; Mr. Mazza $290,000; Mr. Arellano $285,000; Ms. Bratton $265,000; and Ms. Campbell $280,000. These salaries as a percentage of the competitive market median are as follows: Mr. Hook (105%); Mr. Mazza (97%); Mr. Arellano (98%); Ms. Bratton (91%); and Ms. Campbell (96%) and are consistent with our target of 90% to 110%. These salaries reflect the accomplishments of the Named Executive Officers during 2009, which included the successful consolidation of five facilities; conversion of four facilities onto the Oracle ERP system; 7% increase in CRM and Neuromodulation revenue; achievement of our 12% adjusted operating margin goal; deepening customer relationships; and furthering the Company’s technology initiatives, including the development of “system” level products for our customers. In addition to these accomplishments, the increase for Mr. Hook took into consideration and was determined in conjunction with the negotiations of his contract. The higher salary levels provided to Mr. Arellano and Ms. Campbell take into consideration the size and complexity of the Cardiac & Neurology and Orthopaedics product lines.
In conjunction with various other cost cutting initiatives we are implementing in order to reduce the impact of lower revenue levels on our net income, 2010 base salaries for all of our senior level managers, including our Named Executive Officers, are being held constant with 2009 amounts. The above salary increases for the Named Executive Officers are currently not being implemented and will only take effect if the Company meets its financial targets for 2010, and may be retroactive to January 1, 2010.
Annual Cash Incentives
Overview. The payment of annual cash incentives for senior level managers is formula-based and is governed by our Short-Term Incentive Compensation Program (“STIC Program”). The objective of the STIC Program is to provide a target level of cash compensation that is based upon the achievement of internal performance metrics, which take into consideration the competitive market median performance with the opportunity for above median compensation for above median performance.
STIC Program awards for the Named Executive Officers are based upon Company-wide performance goals. For all other levels, STIC Program awards are primarily based upon a combination of the achievement of specific individual operational goals and Company-wide performance. As a result, this component of compensation can be highly variable from year to year.
STIC Program awards are calculated based upon the following formulas:
Total Available Award (TAA) = (Base Salary x Individual STIC %) x STIC Funding %
Actual Award = ((TAA x 75%) x Individual Performance %) + (TAA x 25%)
For senior level managers, other than the Named Executive Officers, individual business unit and functional goals (Individual Performance %) impact 75% of the actual award and cannot exceed 100%. The remaining 25% of the award is determined by the achievement of the Company performance target (same as funding target). In general, the higher the salary grade of an employee, the more the individual performance goals are based upon the performance of the Company. The Named Executive Officers performance goals are based upon overall Company performance metrics (same as funding target).
STIC Funding %. Overall funding of the STIC Program is based upon a Company-wide performance measure as recommended by the Compensation Committee and approved by the Board at its first meeting of every year.
Funding of the STIC Program is calculated in accordance with the following scale:

Achievement of Performance Measure	Funding %
Less than 75%	0%
75% - 100%	50% - 100%
100% - 133%	100% - 200%
This funding model was designed to provide stockholders with a three-to-one payout ratio compared to management. That is, for every four dollars earned above the target, one dollar is paid in additional incentive compensation to fund the STIC Program, up to the maximum threshold, and three dollars are retained in the business and benefit stockholders.
For fiscal years 2007 to 2009, the STIC Program funding performance measure was adjusted EPS. We selected adjusted EPS because of its direct correlation with the interests of our stockholders. In establishing this measure, the Compensation Committee considered the respective year’s budget, three-year compound annual growth rate and how that growth rate compared to our competitive market. Achievement at the 100% target level was deemed to be a “realistic” goal and any amount greater than the target was believed to be a “stretch” goal. The STIC Program was funded as follows:

	2007	2008	2009
Adjusted EPS Target	$1.30	$1.46	$1.68
Adjusted EPS Actual	$1.47	$1.49	$1.52
STIC Funding %	140%	106%	81%

Adjusted EPS and our EPS under generally accepted accounting principles (“GAAP”) differ primarily as a result of the exclusion of: (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) litigation charges and (v) the income tax (benefit) related to these adjustments, all of which were not included in the original STIC target measures. All of these adjustments were reviewed and approved by the Compensation Committee. See “Financial Overview” in Item 7 of our 2009 Form 10-K for a reconciliation of adjusted amounts to GAAP.
For 2010, the STIC Program funding performance measure will be based upon two internal financial metrics: total revenue (40%) and operating income (60%). This change was made to better align the STIC Program with the interests of our stockholders and to adopt current “best” practices of using multiple performance metrics. The Compensation Committee also believes that this methodology will encourage both top- and bottom-line growth versus just bottom-line growth. Achieving a STIC funding percentage of 100% is expected to be more difficult under the new program given that there are two metrics to be achieved.
Individual STIC %. Individual cash incentives are calculated by multiplying the funding percentage by the individual’s target payout. The individual target payout was determined by the Compensation Committee in order to provide targeted total cash compensation (base salary + cash incentive) at the median of our competitive market and up to the 75th percentile of our competitive market for above competitive market median performance.
The target payout as a percentage of base salary for our Named Executive Officers is as follows:

	2007	2008		2009	2010
President & CEO	80%	80%		80%	85	%(1)
CFO	65%	70	%(1)	70%	70%
Other Named Executive Officers	65%	65%		65%	65%

(1)	Includes a promotional increase.
Example Computation of 2009 STIC Award for Thomas J. Hook:
     TAA = (Base Salary ($491,600) x Individual STIC % (80%)) x STIC Funding % (81%) = $318,557
The STIC Program for our Named Executive Officers was included in our 2007 proxy statement and approved by our stockholders in order to meet the requirements for an income tax deduction under IRC §162(m). Under IRC §162(m), a limitation is placed on the tax deductibility of compensation to certain executives of a publicly-held corporation that exceeds $1,000,000 in any taxable year, unless the compensation meets certain requirements. Currently our STIC Program is designed to meet these requirements. Historically, our deductions for executive compensation were not limited by IRC §162(m), except in isolated circumstances.
Long-Term Equity Awards
Overview. In addition to cash incentives, we also compensate senior level managers, including our Named Executive Officers, with long-term equity awards. These awards are designed to align management’s performance with the interests of our stockholders. Additionally, they are used as a recruiting and retention tool. Historically, we granted equity awards under various existing equity compensation plans, including the following: (i) the 1997 Stock Option Plan; (ii) the 1998 Stock Option Plan; (iii) the 1999 Non-Employee Director Stock Option Plan; (iv) the 2002 Restricted Stock Plan; (v) the 2005 Stock Incentive Plan; and (vi) the 2009 Stock Incentive Plan. The 1997 Stock Option Plan, the 1998 Stock Option Plan, the 1999 Non-Employee Director Stock Option Plan, and the 2002 Restricted Stock Plan have all been frozen for new stock award issuances.
The award of equity-based compensation is formula-based and is described in the Long-Term Incentive Award Program (“LTIP Program”) and Supplemental Annual Long-Term Incentive Award Program (“SALT Program”) sections. The objective of the LTIP Program is to provide total direct compensation (total cash compensation + equity-based compensation) at the median of our competitive market. SALT is a performance-based equity program that is intended to provide above competitive market median total direct compensation for performance that is above the competitive market median.
In 2010, the Board approved a new LTI Plan for senior level managers, including our Named Executive Officers, which replaced the LTIP and SALT Programs. The LTI Plan has both a time- and performance-based component similar to the LTIP and SALT Programs and includes a number of current “best” practices with regards to equity compensation programs. In reviewing potential redesign, we looked at both qualitative and quantitative data from our peer group as well as other survey sources including a market study performed by Fred W. Cook & Co. of the 250 largest U.S. companies in the S&P 500, James F. Reda & Associates on the 191 largest companies in the S&P 500, the Corporate Executive Board (2007), and Equilar, Inc. on Fortune 250 companies (2009), among others. See further discussion under the “LTI Plan” section.

In addition to LTIP and SALT Program awards, all managers and above are eligible for equity awards at the time of hire, upon promotion and for special recognition or significant changes in responsibility. Equity awards issued for recognition or newly hired or newly promoted employees are typically granted at the next scheduled Board meeting following the event date.
Our equity-based compensation plans and awards are designed and administered by the Compensation Committee in collaboration with management and subject to the approval of our Board. Historically, we have granted employees equity-based compensation in the form of non-qualified and incentive stock options, restricted stock and restricted stock units. The LTIP and SALT Program awards are granted before April of every year once performance targets for the current and future years are determined. The Board typically meets five times per year based upon a schedule determined several months in advance. Accordingly, the proximity of any awards to earnings announcements or the release of material non-public information would be coincidental. All stock options are issued with strike prices that are equal to the value of our closing stock price on the grant date.
Except as described in the “Employment Agreement” and “Executive Retirement Guidelines” sections, all unvested stock-based awards expire upon death, disability, termination by employee and termination by the Company, other than for cause. Upon termination for cause, all outstanding stock-based awards expire immediately. Upon death, disability, termination by employee and termination by the Company, other than for cause, all vested stock-based awards expire at various times following the event, up to one year, based upon the termination reason and the equity plan they were awarded from. In the event of a change of control, all unvested time-based equity awards immediately vest. See further discussion regarding change of control benefits in the “Change of Control Agreements” section.
We believe that majority of our compensation expense arising from stock options granted under the 2005 and 2009 Stock Incentive Plans is deductible for tax purposes and not limited by IRC §162(m). Our deductions for time-based restricted stock and restricted stock units may be limited in the future under IRC §162(m) primarily due to the timing of vesting. The Compensation Committee considers the potential non-deductibility of stock incentive awards under IRC §162(m) when setting award levels. The Compensation Committee believes that our equity programs are properly designed for the retention and incentivizing of senior management, which is in the best interest of stockholders even if IRC §162(m) limits are periodically exceeded and the tax deductions are limited.
Time-Based
LTIP Program. The objective of the LTIP Program is to provide a fixed level of equity-based compensation at the median of our competitive market and adjusted for individual performance.
The 2009 LTIP Program awards were determined based upon the following formula and are granted in the form of 1/2 non-qualified stock options and 1/2 restricted stock units:
Total Available Award (TAA) = (Base Salary x Individual LTIP Program %)
Actual Award Payout (AAP) = TAA x Individual Performance %
Non-Qualified Stock Option Grant = (AAP x 1/2) ÷ Black-Scholes Value (1)
Restricted Stock Unit Grant = (AAP x 1/2) ÷ Closing Stock Price on Grant Date

(1)	We utilize the Black-Scholes option pricing model to estimate the fair value of stock options granted for financial statement reporting purposes as allowed under GAAP. See Note 8 of the Notes to the Consolidated Financial Statements contained in Item 8 of our 2009 Form 10-K for further explanation of the assumptions and methodology for determining the fair value of stock options granted.
Individual LTIP Program %. The target grant of LTIP Program equity awards as a percentage of base salary for our Named Executive Officers is as follows:

	2007	2008		2009
President & CEO	150%	150%		150%
CFO	70%	80	%(1)	80%
Other Named Executive Officers	70%	70%		70%

(1)	Includes a promotional increase.
The actual amount of awards granted may differ from the target percentage as a result of the consideration by the Compensation Committee of individual business unit and functional goals (Individual Performance %). The individual performance percentage that may be taken into account by the Compensation Committee is the same individual performance percentage used to calculate annual cash incentive awards under the STIC Program.

Example Computation of 2009 LTIP Program Grant for Thomas J. Hook:
TAA = (Base Salary ($475,000(1)) x Individual LTIP Program % (150%)) = $712,500
AAP = (TAA ($712,500) x Individual Performance % (100%)) = $712,500
Non-Qualified Stock Option Grant = (AAP ($712,500) x 1/2) ÷ Black-Scholes Value ($10.5168) = 33,874
Restricted Stock Unit Grant = (AAP ($712,500) x 1/2) ÷ Closing Stock Price on Grant Date ($26.53) = 13,428

(1)	The 2009 LTIP Program grant was effective on the first business day of fiscal year 2009, which was prior to 2009 salaries being established. As such, 2009 LTIP Program awards were calculated utilizing 2008 salaries.
For 2009, the Compensation Committee began granting restricted stock units to all employees under the LTIP Program in place of restricted stock, due to the tax consequences upon the grant of restricted stock awards to employees in certain foreign jurisdictions. In order to achieve uniformity with respect to the timing of taxation for LTIP Program awards, the Committee chose restricted stock units since they are not taxable in most jurisdictions until the vest date which is similar to how restricted stock is taxed for U.S. employees.
LTIP Program stock option awards vest over four years, 25% at the end of each year, including the year of grant. The LTIP Program restricted stock or restricted stock unit awards vest 50% at the end of the second year, including the year of grant and 25% at the end of the third and fourth years.
Performance-Based
SALT Program. The objective of the SALT Program is to provide a supplemental award that targets total direct compensation up to the 75th percentile of our competitive market if 75th percentile performance goals, set at the beginning of the period, are met. This is consistent with our philosophy of providing above competitive market median compensation for above competitive market median performance. The use of SALT Program awards puts a larger percentage of our Named Executive Officers pay in equity and “at risk,” which we believe is appropriate and consistent with our compensation philosophy. SALT Program awards are determined based upon the following formula and are granted in the form of non-qualified stock options:
Non-Qualified Stock Option Grant = (Base Salary x Individual SALT Program %) ÷ Black Scholes Value
Individual SALT Program %. The SALT Program equity awards expressed as a percentage of base salary for our Named Executive Officers is as follows:

	2007	2008(1)		2009
President & CEO	125%	175%		175%
CFO	50%	85	%(2)	85%
Other Named Executive Officers	50%	70%		70%

(1)	Increased for 2008 in order to bring total direct compensation up to the 75th percentile of the competitive market.

(2)	Includes a promotional increase.
Example Computation of 2009 SALT Program Grant for Thomas J. Hook:

Non-Qualified Stock Option Grant	= (Base Salary ($475,000(1)) x Individual SALT Program % (175%)) ÷ Black Scholes Value ($10.8949) = 76,297

(1)	The 2009 SALT Program grant was effective on the first business day of fiscal year 2009, which was prior to 2009 salaries being established. As such, 2009 SALT Program awards were calculated utilizing 2008 salaries.
For the 2007 SALT Program, stock options vest either at 100% or 0% depending on whether or not our Company achieves certain three-year performance measures. In 2008, the SALT Program was modified to provide for pro rata vesting relative to the achievement of the three performance metrics utilized in the SALT Program. This change was made as none of our peer group was in the top 25th percentile for all three metrics and only a few were in the top 25th percentile for two of the three metrics. Thus, requiring upper quartile performance for all three metrics would not achieve our objective of awarding 75th percentile total compensation for 75th percentile performance. Starting with the 2008 SALT Program grant, each metric is tracked independently and achievement of one or more will allow for at least pro rata vesting of the award depending on how many of the metrics are achieved and the lowest percentage achievement of the metric(s) which was not achieved. For example, if two of the performance goals are met and the third metric was only 90% of the target, then 2/3 of the award multiplied by 90% will vest. Similarly, if only one of the performance goals is met and the lowest percentage achieved of the other two metrics was 80% of the target, then 1/3 of the award multiplied by 80% will vest.

Performance measures for the 2009 SALT Program awards were as follows:
•	2009 — 2011 cumulative revenue;

•	2009 — 2011 cumulative adjusted operating income; and

•	2009 — 2011 cumulative adjusted cash flow provided by operations.
The Compensation Committee sets the performance goals for SALT Program awards based upon our long-range financial plan. Our long range plan takes into consideration the performance of our largest customers supplemented by performance information for our peer group, as well as relevant market indices. We believe the performance of our largest customers should be considered since they account for a large percentage of our sales. These performance targets were set with the intent that they would represent stretch goals and would result in upper quartile performance relative to our customers and peers. Achievement of these targets is believed to be a challenging goal. Additionally, even after the targets are achieved they continue to incentivize management since the award is in the form of stock options. The only way an employee receives value from a stock option is if our Company’s stock price, which is heavily dependent on the performance of our Company, remains above the options’ exercise price. Thus, stock options align the goals of management with those of our stockholders.
These performance measures are subject to adjustment based upon acquisitions, as well as unusual or extraordinary items that were not contemplated when the performance measures were set. The Compensation Committee approves all adjustments. The adjustments for acquisitions are based upon the projections for the respective acquisition at the time the transaction was approved by the Board. We believe these adjustments provide incentive for senior level managers to ensure acquisitions are successful. The original 2006 and 2007 SALT Program metrics were adjusted for the acquisitions we completed in 2007 and 2008.
2009 was the final performance year for the 2007 SALT Program award. During the three year period from 2007 to 2009, we earned cumulative revenues of $1.39 billion, cumulative adjusted operating income of $164 million and cumulative adjusted cash flow provided by operations of $199 million. This compares to the 2007 grant metrics of $1.47 billion, $192 million and $161 million, respectively. Thus, in 2010 our Board approved the forfeiture of these awards as all three metrics were not achieved. Adjusted operating income and cash flow provided by operations differs from our operating income and cash flow provided by operations under GAAP primarily as a result of the exclusion of: (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) litigation charges and (v) the income tax (benefit) related to these adjustments, all of which were not included in the original SALT Program target measures. All of these adjustments were reviewed and approved by the Compensation Committee. See “Financial Overview” in Item 7 of our 2009 Form 10-K for a reconciliation of adjusted amounts to GAAP.
LTI Plan. In 2010, the Board approved a LTI Plan for senior level managers, including our Named Executive Officers, which replaced the LTIP and SALT Programs. The objective of the LTI Plan is to better align our compensation programs with stockholder interests and our competitive market, as well as to adopt a number of current “best” practices with regards to equity compensation programs.
The LTI Plan includes both a time- and performance-based award. The objective of the time-based portion of the LTI Plan is to provide a fixed level of equity-based compensation at the 25th to 35th percentile of our competitive market. The objective of the performance-based portion of the LTI Plan is to provide a supplemental award that targets total direct compensation at the 60th percentile and can award up to 200% of that target, which equates to approximately the 75th percentile of our competitive market, if above median performance goals are achieved.
The maximum award that can be earned under the LTI Plan is expressed as a percentage of the Named Executive Officers’ salary as follows:

2010
President & CEO	430%
CFO	260%
Other Named Executive Officers	230%
The time-based portion of the LTI Plan awards, which is granted 1/2 in non-qualified stock options and 1/2 in restricted stock units, will be determined based upon the following formula:
Maximum Time Award (MTA) = (Base Salary x Individual Maximum Award %) x 25%
Non-Qualified Stock Option Grant = (MTA x 1/2) ÷ Grant Date Black-Scholes Value Restricted Stock Unit Grant = (MTA x 1/2) ÷ Grant Date Closing Stock Price
The time-based portion of the LTI Plan award vests in three equal annual installments on the last day of each fiscal year, beginning in the year of grant.

The maximum performance-based portion of the LTI Plan awards, which is granted in restricted stock units, will be determined based upon the following formula:
Maximum Performance Award (MPA) = (Base Salary x Individual Maximum Award %) x 75% Restricted Stock Unit Grant = MPA ÷ Grant Date Closing Stock Price
The performance metric for these awards is TSR relative to our peer group for a three-year performance period. Relative TSR was selected, as that was the metric management and the Compensation Committee believed most closely aligns the interests of management with those of stockholders without incentivizing excess risk taking. These performance awards will vest at the end of the three-year performance period as follows:

TSR Performance Rank	Vesting Amount
25th Percentile	4% of maximum award (Threshold Shares)
25th Percentile — 75th Percentile	Linear calculation between Threshold and Maximum Shares
75th Percentile	100% of MPA (Maximum Shares)
Other Equity-Based Compensation. In addition to the LTIP and SALT Programs, senior level managers may receive additional equity-based compensation at the date of hire, upon promotion, for special recognition or upon a significant change in responsibility. These awards are used as a recruiting and retention tool. Historically, these grants were made in the form of incentive stock options or restricted stock and were typically granted as a percentage of the respective employee’s base salary. The amount of incentive stock options granted that become exercisable in any one year by an individual employee is subject to the $100,000 limit imposed by IRC §422(d). Beginning in 2007, these awards were made in the form of non-qualified stock options and restricted stock. Also during 2007, the Company’s executive officers, except for the President and CEO who received a similar type grant upon his promotion in 2006, received a one-time restricted stock grant equal to 100% of their base salary. This grant will serve as an additional retention tool for the executive officers as they vest over four years (50% at the end of the second year and 25% at the end of the third and fourth years).
Share Ownership and Holding Period Guidelines
In order to better align the interests of our senior level managers with the interests of our stockholders and to promote our commitment to sound corporate governance, the Compensation Committee designed and the Board approved stock ownership guidelines. These guidelines require non-employee directors to own at least $90,000 in shares of the Company.
The ownership requirement for our Named Executive Officers is calculated as a multiple of base salary as follows:

Multiple of Base Salary
President & CEO	5.0x
CFO	3.0x
Other Named Executive Officers	3.0x
Directors and senior level managers are required to be in compliance with these guidelines within five years of becoming subject to the policy and “meaningful” progress must be made and is monitored throughout that time period.
The ownership guidelines also contain a holding period requirement for equity-based awards. Non-employee directors are expected to hold all equity-based awards, net of applicable taxes, until their tenure as a Board member has ended. Senior level managers are required to hold exercised stock options and vested restricted stock/units, net of applicable taxes, for one year following the exercise or vesting. For purposes of these guidelines, a 50% tax rate is assumed.
Retirement and Change of Control Agreements
Overview. We believe that it is in the best interest of our Company and stockholders to have the unbiased dedication of our senior level managers, without the distraction of personal uncertainties such as retirement or a change of control. We have designed our retirement and other post-employment benefit programs to reduce such distraction. We believe that our programs allow for a smooth transition in the event of retirement or a change of control without providing “windfall” benefits. We also believe that these benefits are competitive with those of other comparable companies.
The components of our retirement and post-employment benefits program are as follows:
•	Executive Retirement Guidelines

•	401(k) Plan

•	Change of Control Agreements

We do not offer our employees defined benefit pension, post-retirement or deferred compensation benefits. We believe that such plans are both undervalued by employees and more expensive to administer in comparison to the programs that we do offer. When designing our retirement and other post-employment benefit programs we consider IRC §409A and continue to evaluate our programs in light of the guidance issued under that rule.
We currently do not have a formal severance plan for our employees. In the past, we have provided post-employment severance benefits to our employees who are terminated in connection with a reduction-in-force or corporate reorganization. Generally these benefit amounts are based upon length of service and position level with the Company. Severance payments are at the discretion of management.
Executive Retirement Guidelines. Senior managers who are at least 59 1/2 with a combination of age and length of service equal to at least 69 1/2 are eligible to receive certain benefits under our Executive Retirement Guidelines. These guidelines have been approved by our Board and allow for the following:
•	accelerated vesting of all outstanding time-based stock incentive awards;

•	discretionary vesting of all outstanding performance-based stock incentive awards; and

•	a discretionary extension of the time eligible to exercise outstanding stock options.
In exchange for these benefits, the executives are required to sign a two-year non-compete agreement. In order to be considered for these benefits, executives must submit a voluntary retirement request form at least one year prior to their anticipated retirement date and facilitate the transition of their responsibilities to their successor. All requests for retirement and benefits under our Executive Retirement Guidelines by Named Executive Officers are reviewed and approved by our Board.
401(k) Plan. Nearly all of our U.S. based employees are eligible to participate in our defined contribution 401(k) Plan. This plan provides for the deferral of employee compensation up to the maximum IRC limit and a discretionary Company match. From 2007 to 2009, this match was $0.35 per dollar of participant deferral, up to 6% of the base salary for each participant.
In addition to the discretionary contributions described above, U.S. based employees are eligible to receive an additional discretionary contribution of up to 5% of their base salary to the 401(k) Plan. This discretionary contribution is made in the form of Common Stock and is subject to certain IRC limits. The full 5% award was received by employees in 2007 and 2008. No contribution was made in 2009 as a result of our Company not achieving its performance targets for the year.
Each year we perform standard year-end coverage, nondiscrimination and compliance testing on our 401(k) Plan to ensure compliance with applicable Internal Revenue Service rules and regulations. In the event the plan does not meet the nondiscrimination requirements, a prorated portion of the contributions made by “highly compensated” employees will be returned to the respective employee in order to ensure compliance.
Participants immediately vest in their own contributions and earnings, and in the matching and stock contributions to the 401(k) Plan.
Change of Control Agreements. We have entered into change of control agreements with certain key employees including our Named Executive Officers. These agreements provide for continued employment with the same base salary, annual cash incentive and benefits for two years following a change of control. If the employee is terminated after the change of control, other than for death, disability or cause, or the executive terminates the agreement for good reason, then the executive will be entitled to certain benefits.
The most significant components of those benefits are as follows:
•	two times annual salary;

•	two times the greater of i) average bonus for the three year period prior to the date of termination or ii) current year STIC at the target level;

•	two times the Company’s 5% discretionary contributions to the Company’s 401(k) Plan;

•	$25,000 for outplacement services;

•	continued coverage under the Company’s medical and other benefit plans (i.e. education assistance, financial planning) for a period of two years; and

•	all time-based unvested equity awards immediately vest.
Our change of control agreements provide that an executive is entitled to an excise tax gross-up payment to the extent the change of control parachute payment exceeds 110% of the safe harbor threshold. Conversely, an executive is not entitled to a gross-up if the present value of payments does not exceed 110% of the safe harbor threshold. Instead, the payments due to these executives would be reduced to the maximum that could be paid so that the value of the payment would not exceed the safe harbor threshold.
Based upon the hypothetical termination date of January 1, 2010, the change of control termination benefits for our Named Executive Officers would be as follows:

		Acceleration
		of Stock-
	Salary &	Based	Continuance	401(k)	Outplacement
	Bonus	Awards(1)	of Benefits(2)	Plan	Services	Total
Thomas J. Hook	$2,052,999	$1,203,961	$187,784	$—	$25,000	$3,469,744
Thomas J. Mazza	1,038,331	194,595	118,922	—	25,000	1,376,848
Mauricio Arellano	975,743	181,599	41,110	—	25,000	1,223,452
Susan M. Bratton	937,651	167,041	104,622	—	25,000	1,234,314
Susan H. Campbell	975,743	179,676	36,785	—	25,000	1,217,204

(1)	Based upon our closing stock price of $19.23 per share as of January 1, 2010 (the last day of our fiscal year).

(2)	Includes the continuation of all benefits described in the Other Personal Benefits section below.
In exchange for the above, the terminated executive is required to sign a 36-month confidentiality agreement. In designing these agreements, we considered IRC §280G. IRC §280G denies a tax deduction for any and all excess parachute payments for corporations undergoing a change of control. In addition, the individual recipient of such payment must pay an extra 20% excise tax on the amount of the payment. IRC §280G provides a safe harbor from this excise tax if the present value of any parachute payments under a change of control does not exceed certain thresholds as defined in the IRC.
Other Personal Benefits
In addition to the elements of compensation discussed above, we also provide senior level managers with various other benefits as follows:
•	Education Assistance

•	Life Insurance

•	Long-Term Disability

•	Executive Financial Planning

•	Executive Physical
We provide these benefits in order to remain competitive with the market and believe that these benefits help us to attract and retain qualified executives. These benefits also reduce the amount of time and attention that senior level managers must spend on personal matters and allow them to dedicate more time to our Company. We believe that these benefits are in-line with the market, are reasonable in nature, are not excessive and are in the best interest of our Company and its stockholders.
Education Assistance. All employees and their dependents are eligible to participate in our Education Assistance Program. This program is provided to support our innovation and commitment to continuous improvement. We believe that education will support the development of our employees for new positions and enhance their contributions to the achievement of our strategic goals. This program was pioneered by our founder, Wilson Greatbatch, who believed as we do that “education is always worth more than it costs in time, money and effort.”
Under our Education Assistance Program we reimburse tuition, textbooks and laboratory fees for all of our employees and their dependents. All fulltime employees are eligible for 100% reimbursement upon the successful completion of job related courses or degree program. The dependent children benefit relates to secondary education and vests on a straight-line basis over ten years. For employees hired after January 1, 2003, the maximum amount of dependent children reimbursable tuition is the cost of tuition at the recognized local state university. For employees hired prior to January 1, 2003 and for all of the Named Executive Officers, there is no maximum limit for dependent children reimbursement. Minimum academic achievement is required in order to receive reimbursement under all Education Assistance Programs. In 2009, Mr. Hook, Mr. Mazza and Ms. Bratton received benefits under this program.
Life Insurance. Our executive officers receive term life insurance paid by the Company equal to $5 million for the President & CEO and $1 million for other executive officers. Additionally, the Company reimburses the executive officers for any additional tax burden resulting from this benefit. We believe this benefit is consistent with and will allow us to remain competitive with the market and believe that these benefits help us to attract and retain qualified executives.

Long-Term Disability. Our executive officers receive long-term disability insurance paid by the Company equal to 60% of salary plus STIC at the target level, with no cap. Additionally, the Company reimburses the executive officers for any additional tax burden resulting from this benefit. We believe this benefit is consistent with and will allow us to remain competitive with the market and believe that these benefits help us to attract and retain qualified executives.
Executive Financial Planning. Senior level managers are eligible for reimbursement of financial planning services. Reimbursement is approved for dollar amounts up to $5,000 in the first year of the program and up to $2,500 in all other years ($3,000 for the President & CEO). Qualified expenses include income tax preparation, estate planning and investment planning, among others.
Executive Physical. We provide senior level managers with annual physicals. We cover 100% of the cost of this program. This program was developed to promote the physical well being and health of our senior level managers. We believe this program is in the best long-term interest of our stockholders.
Other Benefits. Senior level managers also participate in other benefit plans that we fully or partially subsidize. Their participation is on the same terms as other employees of the Company. Some of the more significant of these benefits include medical, dental and vision insurance, as well as relocation reimbursement and vacation.
Employment Agreements
In April 2010, the Company entered into an employment agreement with Mr. Hook in order to secure his continuing services as President & Chief Executive Officer. No other Named Executive Officer has an employment agreement. In addition to the benefits discussed in this section, the agreement provides for the following:
•	Term extends through January 7, 2013 and automatically renews for one year upon consent by Mr. Hook and the Compensation Committee, which must be given one year prior to the expiration date;

•	Grant of 50,000 shares of non-qualified stock options and 25,000 shares of restricted stock, which vest 25% on January 3, 2011, 25% on January 2, 2012 and 50% on January 2, 2013;

•	In the event of death or disability — i) salary and benefits (only health insurance in the event of death) continuation through the term of the contract or one year whichever is longer; and ii) immediate vesting of all non-vested equity awards, except SALT Program awards, including performance awards granted in 2010 or later, which may be reduced by up to 50% at the discretion of the Compensation Committee;

•	In the event of termination without cause or with good reason as defined in the agreement — i) one year salary; ii) severance payment equal to $3 million plus 85% of base salary; and iii) immediate vesting of all equity awards, except SALT Program awards and performance-awards granted in 2010 or later;

•	Right to exercise vested options upon termination is extended to twelve months; and

•	Non-compete agreement during the term of the contract and 24 months from the date of last payment under the contract.
The following table presents the benefits that would be received by Mr. Hook under his new employment agreement in the event of a hypothetical termination as of January 1, 2010 as follows:

		Acceleration of
		Stock-Based	Continuance of
	Salary	Awards(1)	Benefits(2)	Severance	Total
Permanent Disability	$1,575,000	$1,203,961	$278,397	$—	$3,057,358
Death	1,575,000	1,203,961	25,956	—	2,804,917
Termination Without Cause	525,000	1,203,961	—	3,446,250	5,175,211
Termination With Good Reason	525,000	1,203,961	—	3,446,250	5,175,211
Termination for Cause	—	—	—	—	—
Termination Without Good Reason	—	—	—	—	—
Retirement	—	1,203,961	—	—	1,203,961

(1)	Based upon our closing stock price of $19.23 per share as of January 1, 2010 (the last day of our fiscal year).

(2)	Includes the continuation of all benefits described in the Other Personal Benefits section below.
Compensation and Organization Committee Report
The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this document with management and based upon this review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Respectively submitted,
Pamela G. Bailey
Michael Dinkins
Peter H. Soderberg
William B. Summers, Jr. (Chair)
Compensation Risk Analysis
The preceding “Compensation Discussion and Analysis” section generally describes our compensation policies, plans and practices that are applicable for executives and senior managers of the Company. The Company uses a combination of fixed and variable and short- and long-term compensation programs across all of its business units, with a significant focus on corporate and business financial performance as generally described in this Proxy Statement. The Company does not believe that risks arising from its compensation policies, plans or practices are reasonably likely to have a material adverse effect on the Company.
COMPENSATION TABLES
Summary Compensation Table
The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for fiscal years 2009, 2008 and 2007. We have entered into an employment agreement with Mr. Hook — see the “Employment Agreements” section of the Compensation Discussion and Analysis for further discussion. The Named Executive Officers were not entitled to receive payments which would be characterized as “Bonus” payments for fiscal years 2009, 2008 or 2007. Total cash compensation, which includes salary and non-equity incentive plan compensation, is based on individual performance as well as on the overall performance of the Company as more fully described in the “Base Salary” and “Annual Cash Incentives” sections of the Compensation Discussion and Analysis. Generally, the emphasis that is placed on stock-based compensation increases as the level of responsibility of the individual employee increases.

						Non-Equity
						Incentive
Name and Principal				Stock	Option	Plan	All Other
Position	Year	Salary(1)	Bonus	Awards(2)	Awards(3)	Comp.(4)	Comp.(5)	Total
Thomas J. Hook	2009	$491,600	$—	$356,245	$904,167	$318,557	$143,120	$2,213,689
President &	2008	475,000	—	363,829	1,195,082	431,278	50,778	2,515,967
Chief Executive Officer	2007	448,231	—	321,096	883,989	527,421	41,511	2,222,248

Thomas J. Mazza	2009	271,500	—	104,873	251,779	153,941	83,628	865,721
Senior Vice President &	2008	262,200	—	107,105	329,965	208,307	91,019	998,596
Chief Financial Officer	2007	247,962	—	367,901	208,236	242,089	76,005	1,142,193

Mauricio Arellano	2009	267,500	—	87,071	201,878	140,839	37,809	735,097
Senior Vice President,	2008	248,800	—	88,918	263,054	183,543	30,864	815,179
Cardiac & Neurology	2007	228,962	—	337,872	239,575	223,161	76,079	1,105,649

Susan M. Bratton	2009	250,200	—	84,578	196,110	131,730	65,697	728,315
Senior Vice President,	2008	241,700	—	86,380	255,569	178,305	92,694	854,648
Electrochem Solutions	2007	228,962	—	337,872	191,239	223,161	72,132	1,053,366

Susan H. Campbell	2009	267,500	—	87,071	201,878	140,839	19,790	717,078
Senior Vice President,	2008	248,800	—	88,918	263,054	183,543	21,788	806,103
Orthopaedic	2007	228,962	—	337,872	215,407	223,161	15,975	1,021,377

(1)	The amounts represent the dollar value of base salary earned during fiscal years 2009, 2008 and 2007.

(2)	The amounts represent the aggregate fair value of stock awards granted. The valuation of restricted stock and restricted stock units are based on the assumptions and methodology set forth in notes 1 and 8 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on March 2, 2010.

(3)	The amounts represent the aggregate fair value of stock options granted. The valuation of stock options is based on the assumptions and methodology set forth in notes 1 and 8 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on March 2, 2010.

(4)	The amounts represent cash awards earned under our STIC Program. See “Annual Cash Incentives” section of the Compensation Discussion and Analysis for a discussion of this program.

(5)	Items included in All Other Compensation that were in excess of $10,000 were as follows:

				Long-Term
			Term Life	Disability
		401(k)	Insurance	Insurance	Tax
	Year	Contribution	Premiums	Premiums	Gross-Up	Perquisites	Other	Total
Thomas J. Hook (1)	2009	$5,145	$13,250	$16,106	$26,539	$58,239	$23,841	$143,120
	2008	16,225	13,250	7,907	10,802	—	2,594	50,778
	2007	15,956	12,900	—	—	12,655	—	41,511

Thomas J. Mazza (2)	2009	5,145	5,780	12,922	11,212	35,417	13,152	83,628
	2008	16,225	5,780	1,902	3,922	49,980	13,210	91,019
	2007	15,975	—	—	—	52,817	7,213	76,005

Mauricio Arellano (3)	2009	3,271	1,740	8,828	6,336	—	17,634	37,809
	2008	14,483	1,740	3,744	2,800	—	8,097	30,864
	2007	15,975	—	—	—	47,635	12,469	76,079

Susan M Bratton	2009	5,145	1,420	9,021	6,259	35,607	8,245	65,697
	2008	16,225	1,420	1,770	1,628	71,651	—	92,694
	2007	15,975	—	—	—	56,157	—	72,132

Susan H Campbell	2009	5,145	980	8,176	5,489	—	—	19,790
	2008	16,225	980	2,703	1,880	—	—	21,788
	2007	15,975	—	—	—	—	—	15,975

(1)	Other compensation for 2009 includes $23,825 related to the payment of excess vacation in accordance with Company policy.

(2)	Other compensation for 2009 and 2008 includes $13,152 and $13,210, respectively, related to the payment of excess vacation in accordance with Company policy.

(3)	Other compensation for 2009 and 2007 includes $17,634 and $12,469, respectively, related to the payment of excess vacation in accordance with Company policy.
Perquisites for the Named Executive Officers are included in “All Other Compensation” if the aggregate value is equal to or greater than $10,000. The perquisites included were comprised of the following. No perquisite exceeded the greater of $25,000 or 10% of the total perquisites provided to the respective executive, except as noted:

					Dependent		Service		Personal use of
		Car	Financial	Executive	Education		Awards/	Personal	Company Provided
	Year	Allowance(1)	Planning	Physical	Assistance(2)	Relocation	Gifts	Travel	Cell-Phone
		($)	($)	($)	($)	($)	($)	($)	($)
Thomas J. Hook	2009		X	X	52,300		X		X
	2008
	2007	X	X				X	X	X

Thomas J. Mazza	2009				34,470		X	X	X
	2008		X	X	44,370		X	X	X
	2007	X			46,360		X		X

Mauricio Arellano	2009
	2008
	2007	X	X			39,353	X	X	X

Susan M Bratton	2009		X		34,357			X
	2008		X		68,469		X	X	X
	2007	X	X	X	48,425		X		X

Susan H. Campbell	2009
	2008
	2007

(1)	This benefit was discontinued in March 2007.

(2)	Includes reimbursement for tuition, textbooks and laboratory fees for the Named Executive Officer and their dependents. See “Education Assistance” section of the Compensation Discussion and Analysis.

2009 Grants of Plan-Based Awards
The following table summarizes the grants of plan-based awards to each of the Named Executive Officers during fiscal year 2009. All stock-based awards in 2009 were granted under either our 2005 Stock Incentive Plan or our 2009 Stock Incentive Plan. Under these plans, all stock options expire 10 years from the date of grant and acceleration of vesting occurs for time-based awards upon a change of control. Acceleration of vesting does not automatically occur upon death, disability or retirement.
Prior to vesting, employees who receive a grant of restricted stock are eligible to participate in the rights or privileges of a stockholder of the Company in respect to those shares, including the right to receive dividends and vote. We did not pay any cash dividends in 2009 and currently intend to retain all earnings to further develop and grow our business.

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:		Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts			Number of	Number of	Exercise	Value of
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares of	Securities	Price of	Stock and
			Awards(1)			Awards(2)			Stock	Underlying	Option	Option
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards(4)
						(#)	(#)	(#)	(#)(3)	(#)(3)	(S/Sh)
Thomas J. Hook			$196,640	$393,280	$786,560	—	—	—	—	—	$—	$—
	1/5/2009		—	—	—	—	—	—	13,428	33,874	26.53	712,600
	5/15/2009	(5)	—	—	—	25,432	76,297	76,297	—	—	26.53	547,812

Thomas J. Mazza			95,025	190,050	380,100	—	—	—	—	—	—	—
	1/5/2009		—	—	—	—	—	—	3,953	9,972	26.53	209,778
	5/15/2009	(5)	—	—	—	6,819	20,456	20,456	—	—	26.53	146,874

Mauricio Arellano			86,938	173,875	347,750	—	—	—	—	—	—	—
	1/5/2009		—	—	—	—	—	—	3,282	8,280	26.53	174,177
	5/15/2009	(5)	—	—	—	5,328	15,985	15,985	—	—	26.53	114,772

Susan M. Bratton			81,315	162,630	325,260	—	—	—	—	—	—	—
	1/5/2009		—	—	—	—	—	—	3,188	8,043	26.53	169,190
	5/15/2009	(5)	—	—	—	5,176	15,529	15,529	—	—	26.53	114,498

Susan H. Campbell			86,938	173,875	347,750	—	—	—	—	—	—	—
	1/5/2009		—	—	—	—	—	—	3,282	8,280	26.53	174,177
	5/15/2009	(5)	—	—	—	5,328	15,985	15,985	—	—	26.53	114,772

(1)	The amounts represent potential cash awards under our STIC Program. Awards range from 50% to 200% of the target amount if 75% to 133% of the performance metric is achieved, respectively. Award would be $0 if threshold target is not achieved. See “Annual Cash Incentives” section of the Compensation Discussion and Analysis for discussion of this program. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for the actual amounts earned in 2009, which were paid in 2010.

(2)	The amounts represent performance-based non-qualified stock options that were awarded under our SALT Program. The 2009 SALT Program awards vest on December 30, 2011 depending on whether or not the Company achieves certain three-year performance measures. See the “Long-Term Equity Awards — Performance-Based” section of the Compensation Discussion and Analysis for discussion of this program.

(3)	The amounts represent non-qualified stock option and restricted stock unit awards that were granted under our LTIP Program. The LTIP Program stock option awards vest 25% at the end of each year, including the year of grant. The LTIP Program restricted stock unit awards vest 50% at the end of the second year, including the year of grant and 25% at the end of the third and fourth year. See the “Long-Term Equity Awards — Time-Based” section of the Compensation Discussion and Analysis for discussion of this program.

(4)	The valuation of stock options and restricted stock units are based on the assumptions and methodology set forth in notes 1 and 8 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on March 2, 2010.

(5)	The number of stock options, performance metrics and exercise price for these awards were set on the first business day of the Company’s fiscal year (January 5, 2009) in connection with the annual Salt Program award. However, shares were not granted until May 15, 2009 after stockholders approved the 2009 Stock Incentive Plan as there were not enough shares available for issuance to fund the grant prior to that time. The closing price of the Company’s Common Stock on the New York Stock Exchange on May 15, 2009 was $21.75 per share.

Outstanding Equity Awards at 2009 Fiscal Year-End
The following table summarizes the number and terms of stock option and restricted stock awards outstanding for each of the Named Executive Officers as of January 1, 2010.

		Optiion Awards					Stock Awards
										Equity
										Incentive
				Equity						Plan
				Incentive						Awards:
				Plan						Number of
				Awards:						Unearned
		Number of	Number of	Number of				Number	Market	Shares,
		Securities	Securities	Securities				of Shares	Value of	Units or
		Underlying	Underlying	Underlying			Stock	of Stock	Shares of	Other
	Option	Unexercised	Unexercised	Unexercised	Option	Option	Award	That	Stock That	Rights That
	Grant	Options	Options	Unearned	Exercise	Expiration	Grant	Have Not	Have Not	Have
Name	Date	Exercisable	Unexercisable	Options	Price	Date	Date	Vested	Vested(4)	Not Vested
		(#)(1)	(#)(1)	(#)(2)				(#)(3)
Thomas J. Hook
	9/1/2004	50,000	—	—	$16.70	8/31/2014	10/5/2004	5,000	$96,150	—
	3/31/2005	18,742	—	—	18.24	3/30/2015	2/11/2005	7,000	134,610	—
	5/24/2005	500	—	—	24.62	5/23/2015	8/8/2006	25,000	480,750	—
	6/8/2005	25,431	—	—	23.60	6/7/2015	3/6/2007	3,148	60,536	—
	2/12/2006	25,225	—	—	25.22	2/11/2016	3/4/2008	9,033	173,705	—
	8/8/2006	54,496	12,500	—	22.38	8/7/2016	1/5/2009	13,428	258,220	—
	3/6/2007	23,610	7,871	—	25.50	3/5/2017	—	—	—	—
	3/4/2008	21,708	21,709	—	20.14	3/3/2018	—	—	—	—
	10/13/2008	—	—	94,460	21.88	10/12/2018	—	—	—	—
	1/5/2009	8,468	25,406	—	26.53	1/4/2019	—	—	—	—
	5/15/2009	—	—	76,297	26.53	5/14/2019	—	—	—	—

Thomas J. Mazza
	11/10/2003	4,665	—	—	$37.51	11/9/2013	10/1/2004	200	$3,846	—
	7/1/2004	2,800	—	—	27.50	6/30/2014	3/6/2007	815	15,672	—
	2/11/2005	4,220	780	—	16.99	2/10/2015	5/22/2007	2,402	46,190	—
	3/31/2005	7,074	—	—	18.24	3/30/2015	3/4/2008	2,659	51,133	—
	6/8/2005	6,684	—	—	23.60	6/7/2015	1/5/2009	3,953	76,016	—
	2/12/2006	9,081	—	—	25.22	2/11/2016	—	—	—	—
	8/8/2006	8,695	—	—	22.38	8/7/2016	—	—	—	—
	3/6/2007	6,107	2,036	—	25.50	3/5/2017	—	—	—	—
	3/4/2008	6,390	6,391	—	20.14	3/3/2018	—	—	—	—
	10/13/2008	—	—	25,325	21.88	10/12/2018	—	—	—	—
	1/5/2009	2,493	7,479	—	26.53	1/4/2019	—	—	—	—
	5/15/2009	—	—	20,456	26.53	5/14/2019	—	—	—	—

Mauricio Arellano
	11/10/2003	1,946	—	—	$37.51	11/9/2013	10/1/2004	1,000	$19,230	—
	5/25/2004	5,000	—	—	26.65	5/24/2014	3/6/2007	748	14,384	—
	7/1/2004	1,875	—	—	27.50	6/30/2014	5/22/2007	2,206	42,421	—
	3/31/2005	6,535	—	—	18.24	3/30/2015	3/4/2008	2,208	42,460	—
	6/8/2005	6,176	—	—	23.60	6/7/2015	1/5/2009	3,282	63,113	—
	2/12/2006	7,467	—	—	25.22	2/11/2016	—	—	—	—
	8/8/2006	8,142	—	—	22.38	8/7/2016	—	—	—	—
	3/6/2007	5,608	1,870	—	25.50	3/5/2017	—	—	—	—
	5/22/2007	1,516	2,278	—	29.65	5/21/2017	—	—	—	—
	3/4/2008	5,305	5,306	—	20.14	3/3/2018	—	—	—	—
	10/13/2008	—	—	19,788	21.88	10/12/2018	—	—	—	—
	1/5/2009	2,070	6,210	—	26.53	1/4/2019	—	—	—	—
	5/15/2009	—	—	15,985	26.53	5/14/2019	—	—	—	—

		Optiion Awards					Stock Awards
										Equity
										Incentive
				Equity						Plan
				Incentive						Awards:
				Plan						Number of
				Awards:						Unearned
		Number of	Number of	Number of				Number	Market	Shares,
		Securities	Securities	Securities				of Shares	Value of	Units or
		Underlying	Underlying	Underlying			Stock	of Stock	Shares of	Other
	Option	Unexercised	Unexercised	Unexercised	Option	Option	Award	That	Stock That	Rights That
	Grant	Options	Options	Unearned	Exercise	Expiration	Grant	Have Not	Have Not	Have
Name	Date	Exercisable	Unexercisable	Options	Price	Date	Date	Vested	Vested(4)	Not Vested
		(#)(1)	(#)(1)	(#)(2)				(#)(3)		(#)
Susan M. Bratton
	1/1/2001	1,178	—	—	$28.25	12/31/2010	11/1/2003	200	$3,846	—
	2/5/2001	1,350	—	—	20.64	2/4/2011	10/1/2004	200	3,846	—
	5/18/2001	4,000	—	—	32.48	5/17/2011	3/6/2007	748	14,384	—
	1/1/2002	2,037	—	—	25.82	12/31/2011	5/22/2007	2,206	42,421	—
	7/26/2002	5,000	—	—	25.36	7/25/2012	3/4/2008	2,145	41,248	—
	7/1/2003	5,000	—	—	35.70	6/30/2013	1/5/2009	3,188	61,305	—
	7/1/2004	5,600	—	—	27.50	6/30/2014	—	—	—	—
	3/31/2005	7,112	—	—	18.24	3/30/2015	—	—	—	—
	6/8/2005	6,721	—	—	23.60	6/7/2015	—	—	—	—
	2/12/2006	7,686	—	—	25.22	2/11/2016	—	—	—	—
	8/8/2006	8,142	—	—	22.38	8/7/2016	—	—	—	—
	3/6/2007	5,608	1,870	—	25.50	3/5/2017	—	—	—	—
	3/4/2008	5,154	5,155	—	20.14	3/3/2018	—	—	—	—
	10/13/2008	—	—	19,225	21.88	10/12/2018	—	—	—	—
	1/5/2009	2,010	6,033	—	26.53	1/4/2019	—	—	—	—
	5/15/2009	—	—	15,529	26.53	5/14/2019	—	—	—	—

Susan H. Campbell
	5/9/2003	3,552	—	—	$33.78	5/8/2013	11/1/2003	200	$3,846	—
	7/1/2003	3,750	—	—	35.70	6/30/2013	10/1/2004	700	13,461	—
	7/1/2004	2,800	—	—	27.50	6/30/2014	3/6/2007	748	14,384	—
	10/5/2004	2,500	—	—	17.77	10/4/2014	5/22/2007	2,206	42,421	—
	3/31/2005	6,920	—	—	18.24	3/30/2015	3/4/2008	2,208	42,460	—
	6/8/2005	6,539	—	—	23.60	6/7/2015	1/5/2009	3,282	63,113	—
	2/12/2006	7,686	—	—	25.22	2/11/2016	—	—	—	—
	8/8/2006	8,142	—	—	22.38	8/7/2016	—	—	—	—
	3/6/2007	5,608	1,870	—	25.50	3/5/2017	—	—	—	—
	5/22/2007	758	1,139	—	29.65	5/21/2017	—	—	—	—
	3/4/2008	5,305	5,306	—	20.14	3/3/2018	—	—	—	—
	10/13/2008	—	—	19,788	21.88	10/12/2018	—	—	—	—
	1/5/2009	2,070	6,210	—	26.53	1/4/2019	—	—	—	—
	5/15/2009	—	—	15,985	26.53	5/14/2019	—	—	—	—

(1)	Stock option awards become exercisable as follows:

Option Grant Date	Vesting Schedule
5/18/01, 5/9/03, 11/10/03, 5/25/04, 9/1/04, 2/11/05, 5/24/05	See Other Equity-Based Compensation discussion within the “Long-Term Equity Awards” section of the Compensation Discussion and Analysis. The amount of stock options exercisable was determined each year by the Compensation Committee and was based upon the financial performance of the Company for the preceding year. The historical vesting of these awards was as follows: 2001 — 26.9%; 2002 — 15.1%; 2003 — 24.4%; 2004 — 15.6%; 2005 — 24.4%; 2006 — 24.0%; 2007 — 16.0%; 2008 — 20% and 2009 - 15.6%. These awards are now fully vested.

5/22/07	See Other Equity-Based Compensation discussion within the “Long-Term Equity Awards” section of the Compensation Discussion and Analysis. The amount of stock options exercisable is determined each year by the Compensation Committee and is based upon the financial performance of the Company for the preceding year. Notwithstanding the foregoing, the option becomes exercisable in full on the seventh anniversary of the grant date if employment with the Company has not terminated. The historical vesting of these awards is as follows: 2007 — 20.0%, 2008 — 20.0%, and 2009 — 20%.

Option Grant Date	Vesting Schedule
1/1/01, 1/1/02	Stock options became exercisable 33 1/3% on the anniversary of the grant date each year for three years following the date of grant. These awards are now fully vested.

2/5/01, 7/26/02, 7/1/03, 7/1/04, 10/5/04	Stock options became exercisable 33 1/3% on the last day of each fiscal year for three years following the date of grant, including the year of grant. These awards are now fully vested.

3/31/05, 2/12/06, 3/6/07, 3/4/08, 1/5/09	See LTIP Program discussion within the “Long-Term Equity Awards — Time-Based” section of the Compensation Discussion and Analysis. Stock options become exercisable 25% on the last day of each fiscal year for four years following the date of grant, including the year of grant.

6/8/05, 8/8/06	The performance metrics for these awards have been met. These awards are now fully vested. See SALT Program discussion within the “Long-Term Equity Awards — Performance-Based” section of the Compensation Discussion and Analysis.

8/8/06	Stock options become exercisable 25% on December 31, 2008, 25% on December 31, 2009 and 50% on December 31, 2010.
(2) Stock option awards become exercisable as follows:

Option Grant Date	Vesting Schedule
10/13/08	See SALT Program discussion within the “Long-Term Equity Awards — Performance-Based” section of the Compensation Discussion and Analysis. Stock options become exercisable on December 31, 2010 if certain performance goals are met.

5/15/09	See SALT Program discussion within the “Long-Term Equity Awards — Performance-Based” section of the Compensation Discussion and Analysis. Stock options become exercisable on December 30, 2011 if certain performance goals are met.
(3) Stock awards vest as follows:

Stock Award Grant Date	Vesting Schedule
11/1/03, 10/1/04, 10/5/04, 2/11/05	Stock awards vest upon the achievement of certain EPS targets. Notwithstanding the foregoing, the awards vest in full on the seventh anniversary of the grant date if employment with the Company has not terminated. The EPS targets are as follows: 2003 grant — $2.40; and 2004 and 2005 grants — $2.88.

3/6/07, 3/4/08, 1/5/09	See LTIP Program discussion within the “Long-Term Equity Awards — Time-Based” section of the Compensation Discussion and Analysis. Stock awards vest 50% at the end of the second year following the year of grant, including the year of grant and 25% at the end of the third and fourth year.

8/8/06	Stock award vests 25% on January 2, 2009, 25% on January 1, 2010 and 50% on December 31, 2010.

5/22/07	See Other Equity-Based Compensation discussion within the “Long-Term Equity Awards” section of the Compensation Discussion and Analysis. Stock awards vest 50% at the end of the second year following the year of grant, including the year of grant and 25% at the end of the third and fourth year.
(4)	Market value of shares of stock that have not vested is calculated as the product of the closing price of our stock on January 1, 2010 of $19.23 and the number of unvested shares/units.

2009 Stock Option Exercises and Stock Vested
The following table summarizes the number of stock option awards exercised and the value realized upon exercise during 2009 for the Named Executive Officers, as well as the number of stock awards vested and the value realized upon vesting.

	Stock Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise(1)	Vesting(#)	Vesting(2)
Thomas J. Hook	—	$ —	25,942	$498,865
Thomas J. Mazza	—	—	6,329	121,707
Mauricio Arellano	—	—	5,535	106,438
Susan M. Bratton	2,880	11,170	5,683	109,208
Susan H. Campbell	—	—	5,546	106,650

(1)	Based upon the difference between the price of the Company’s Common Stock on the New York Stock Exchange at the time of exercise and the exercise price of the stock options exercised.

(2)	Based upon the closing price of the Company’s Common Stock on the New York Stock Exchange on the date the stock awards vested.
Pension Benefits and Nonqualified Deferred Compensation Tables
These tables are not required as we do not offer our Named Executive Officers the pension or nonqualified deferred compensation benefits required to be reported in these tables. See the “Change of Control Agreements” and “Employment Agreements” section of the Compensation Discussion and Analysis for a description of potential post-employment payments.
CORPORATE GOVERNANCE AND BOARD MATTERS
The business of the Company is managed under the direction of the Board. The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that reflect the Company’s commitment to good corporate governance. The full text of the Guidelines can be accessed under the Investor Relations drop-down menu of the Company’s website at www.greatbatch.com under “Governance.”
The Board has also adopted a Code of Business Conduct and Ethics for all directors, executive officers and employees of the Company. The full text of the code can also be accessed under the Investor Relations drop-down menu of the Company’s website at www.greatbatch.com under “Governance.” The Company intends to post on its website any amendment to or waiver from any provision in the Code of Business Conduct and Ethics that relates to any element of the standards enumerated in the rules of the Securities and Exchange Commission.
A copy of the Guidelines and the Code of Business Conduct and Ethics may be obtained without charge by any stockholder of record by written request made to the Manager of External Reporting and Investor Relations, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, New York 14031.
Leadership Structure of the Board
The positions of the Chairman of the Board and Chief Executive Officer have been separate since August 2006. The Board continues to believe such structure to be in the best interests of the Company and its stockholders at this time. The Chairman organizes Board activities to enable the Board to effectively provide guidance to and have oversight and accountability of management. To fulfill that role, the Chairman, among other things, creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board, provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions, and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. The functions of the Chairman include:
•	Presiding over all meetings of the Board and stockholders, including regular executive sessions of non-management directors of the Board;

•	Establishing the annual agenda of the Board and agendas of each meeting in consultation with the Chief Executive Officer;
•	Advising committee chairs, in consultation with the Chief Executive Officer, on meeting schedules, agenda and information needs for the Board committees;
•	Defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;
•	Coordinating periodic review of management’s strategic plan and enterprise risk management program for the Company;
•	Leading the Board review of the succession plan for the Chief Executive Officer and other key members of senior management;
•	Coordinating the annual performance review of the Chief Executive Officer and other key senior managers;
•	Consulting with committee chairs about the retention of advisors and experts;
•	Acting as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;
•	Working with the Corporate Governance and Nominating Committee to develop and maintain the agreed-upon definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;
•	After consulting with other Board members and the Chief Executive Officer, making recommendations to the Corporate Governance and Nominating Committee as to the membership of various Board committees and committee chairs;
•	Working with management on effective communication with stockholders;
•	Encouraging active participation by each member of the Board; and
•	Performing such other duties and services as the Board may require.
Board Independence
Other than Mr. Hook, each of the Company’s directors is independent under the standards set by the New York Stock Exchange’s Corporate Governance Listing Standards. In accordance with those standards, the Board undertook its annual review of director independence. During this review, the Board considered the materiality of any relationships with the Company from the director’s perspective and the perspective of any persons or organizations with which the director is affiliated. Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships and can also be indirect, such that serving as a partner or officer, or holding shares, of an organization that has a relationship with the Company may cause the director not to be independent. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
Following the review described above, the Board has affirmatively determined that no current director has a material relationship with the Company that is inconsistent with a determination of independence, except Mr. Hook. Therefore, the Board affirmatively determined that all the current directors, with the exception of Mr. Hook, are independent.
Enterprise Risk Management
The Company has an enterprise risk management program implemented by members of the Company’s senior management. The enterprise risk management program as a whole is reviewed semi-annually with the Board. Enterprise risks are identified and prioritized by management, and individual prioritized risks may be overseen by the full Board or a committee, as appropriate. For example, strategic risks are overseen by the full board; financial risks are overseen by the Audit Committee; and scientific and technological risks are overseen by the Technology Development and Innovation Committee. Management regularly reports on each such risk to the relevant committee or the Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or a committee.
Meetings and Committees of the Board
The Board has standing Audit, Compensation and Organization, Corporate Governance and Nominating, and Technology Development and Innovation Committees. Each committee has a written charter which can be accessed under the Investor Relations drop-down menu of the Company’s website at www.greatbatch.com under “Governance.” Copies of the charters may be obtained without charge by any stockholder of record by written request made to the Manager of External Reporting and Investor Relations, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, New York 14031.
The Board held six meetings in 2009. Each director attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which each director served. All of the Company’s directors then serving on the Board attended the 2009 annual meeting of stockholders. The Company requests, but has no formal policy regarding, director attendance at its annual meeting of stockholders.
Audit Committee — The Audit Committee consists of Messrs. Dinkins, Melia (Chair), Soderberg, Summers and Wareham. The Audit Committee’s primary purpose is assisting the Board in overseeing the (i) integrity of the Company’s financial statements, (ii) Company’s compliance with legal and regulatory requirements, (iii) Company’s independent registered public accounting firm qualifications and independence, (iv) performance of the Company’s internal audit function and independent registered public accounting firm and (v) Company’s system of disclosure controls and procedures (vi) the Company’s system of internal controls regarding finance, accounting, legal compliance, related person transactions and ethics that management and the Board have established. The Audit Committee had eleven meetings in 2009.
Compensation and Organization Committee — The Compensation and Organization Committee consists of Ms. Bailey and Messrs. Dinkins, Soderberg and Summers (Chair). The Compensation and Organization Committee’s primary purpose is establishing the Company’s executive compensation philosophy that will attract, retain and motivate superior executives and ensure that senior executives of the Company and its wholly owned subsidiaries are compensated appropriately in a manner consistent with the compensation philosophy, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies. The Compensation and Organization Committee also administers the Company’s stock incentive plans. The Compensation and Organization Committee had five meetings in 2009.
Corporate Governance and Nominating Committee — The Corporate Governance and Nominating Committee consists of Ms. Bailey (Chair), Dr. Miller, Mr. Sanford and Dr. Wisniewski. Working closely with the full Board, the Corporate Governance and Nominating Committee reviews, on an annual basis, the composition of the Board and whether the Company is being well served by the directors taking into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and independent directors, and the need for financial or other specialized expertise. Applying these criteria, but without any formal policy regarding diversity, the Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members and other directors, as well as by management and stockholders, and recommends director nominees to the Board. The Corporate Governance and Nominating Committee uses the same process for evaluating candidates for director regardless of the source of the recommendation, and also has sole authority to retain a search firm to assist in identifying qualified director candidates. Stockholders wishing to submit recommendations for candidates to the Board must supply information in writing regarding the candidate to the Corporate Governance and Nominating Committee at the Company’s executive offices at 10000 Wehrle Drive, Clarence, New York 14031. The information should include, at a minimum, the candidate’s name, biographical information, qualifications and availability for service.
The Corporate Governance and Nominating Committee also develops and recommends to the Board a set of corporate governance principles applicable to the Company and evaluates the effectiveness of the Board. The Corporate Governance and Nominating Committee had four meetings in 2009.
Technology Development and Innovation Committee — The Technology Development and Innovation Committee consists of Dr. Miller (Chair), Messrs. Hook, Melia and Wareham and Dr. Wisniewski. The Technology Development and Innovation Committee periodically examines and provides oversight to management’s direction and investment in the Company’s research and development, as well as in its technology and commercialization initiatives and advises the Board on scientific matters that include major internal projects, interaction with academic and other outside research organizations and the acquisition of technologies and products. The Technology Development and Innovation Committee had four meetings in 2009.
Executive Sessions of the Board
The independent non-management directors, consisting of all current directors except Mr. Hook, meet without management at regularly scheduled executive sessions at the conclusion of each regularly scheduled Board meeting and at such other times as they deem appropriate. Mr. Sanford, Board Chairman, presides at meetings of the non-management directors when they meet in executive sessions without management.
Communications with the Board
Any stockholder or interested party who wishes to communicate with the Board may do so electronically by sending an e-mail to Messrs. Sanford or Melia via the Whistleblower Information page which can be accessed under the Investor Relations drop-down menu of the Company’s website (www.greatbatch.com) under “Governance,” by leaving a confidential voicemail message for either Mr. Sanford (716-759-5501) or Mr. Melia (716-759-5508), or by writing to the following address: Board of Directors, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, NY 14031.
Compensation Committee Interlocks and Insider Participation
In fiscal year 2009, Ms. Bailey and Messrs. Dinkins, Soderberg and Summers served on the Compensation and Organization Committee. No person who served as a member of the Compensation and Organization Committee during fiscal year 2009 was (i) an officer or employee of the Company or any of its subsidiaries during such fiscal year (ii) formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933.

2009 Director Compensation
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. For 2009, each non-employee director was paid a retainer of $150,000 ($210,000 for the Chairman) in a combination of cash and equity awards. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required for members of the Board. Directors who are also employees of the Company receive no additional remuneration for services as a director. All awards and changes to director’s compensation are approved by the Board.
Cash Compensation — For 2009, the cash portion of each non-employee director’s annual retainer was $30,000. Directors also received additional cash payments as follows:

Chairman of the Board	$40,000
Audit Committee Chair	20,000
Compensation and Organization Committee Chair	15,000
Corporate Governance and Nominating Committee Chair	10,000
Technology Development and Innovation Committee Chair	10,000
Committee Meeting Fees (Including Telephonic Meetings)	1,000	per meeting attended
Board Meeting Fees for each Meeting Attended in Excess of Five	1,000	per meeting attended
Equity Compensation — For 2009, the equity-based portion of each non-employee director’s annual retainer was equal in value to $120,000 ($180,000 for the Chairman). The equity compensation is based upon the guidelines of the LTIP Program and was comprised of 1/2 non-qualified stock options and 1/2 restricted stock. The amount of stock options awarded is calculated using the Black-Scholes value of the stock option on the date of grant. The shares granted under such stock option have an exercise price equal to the closing price of the Common Stock on the date of grant. The amount of restricted shares granted is calculated using the closing price of the Company’s Common Stock on the date of grant. All equity-based awards are granted on the first business day of the fiscal year and vest on the last day of the fiscal year in which they were granted. For 2009, the equity award was granted on January 5, 2009 and vested on January 1, 2010.
Retirement — Upon Board approved retirement, each retiring director receives; i) immediate vesting of any unvested equity-based awards; and ii) the right to exercise all outstanding stock options for a period of three years.
On the date a non-employee first becomes a member of the Board, such non-employee Director is granted a stock option award for Common Stock equal in value to $100,000. The amount of stock options awarded is calculated using the Black-Scholes value of the stock option on the date of grant. The shares granted under such stock option have an exercise price equal to the closing price of the Common Stock on the date of grant. Each such stock option is exercisable in three equal annual installments beginning on the first occurrence of December 31st which is at least six months after the date of grant.
The following table contains information concerning the total compensation earned by each individual who served as a director of Greatbatch during 2009, other than directors who are also Named Executive Officers:

					Change in
				Non-	Pension Value
				Equity	and Non-
	Fees Earned			Incentive	Qualified	All
	or Paid in	Stock	Option	Plan	Deferred Comp.	Other
Name	Cash(1)	Awards(2)	Awards(2)	Comp.	Earnings	Comp	Total
Pamela G. Bailey	$50,000	$59,984	$59,977	$—	$—	$—	$169,961
Michael Dinkins	47,000	59,984	59,977	—	—	—	166,961
Kevin C. Melia	65,000	59,984	59,977	—	—	—	184,961
Dr. Joseph A. Miller, Jr.	49,000	59,984	59,977	—	—	—	168,961
Bill R. Sanford	75,000	89,990	89,960	—	—	—	254,950
Peter H. Soderberg	43,000	59,984	59,977	—	—	—	162,961
William B. Summers, Jr.	62,000	59,984	59,977	—	—	—	181,961
John P. Wareham	46,000	59,984	59,977	—	—	—	165,961
Dr. Helena S. Wisniewski	39,000	59,984	59,977	—	—	—	158,961

(1)	The amounts indicated represent the amount earned for retainers and Board or committee meeting fees.

(2)	The amounts represent the aggregate fair value of stock awards granted. The valuation is based on the assumptions and methodology set forth in notes 1 and 8 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on March 2, 2010. No director stock or option awards were repriced or modified during 2009.
The following table contains information concerning the equity-based compensation for each individual who served as a director of Greatbatch during 2009, other than directors who are also Named Executive Officers:

	Aggregate Grant Date
	Fair Value Received in		Aggregate
	2009		Number of Stock
	Stock	Option	Options held at
Name	Awards	Awards	January 1, 2010
			(#)
Pamela G. Bailey	$59,984	$59,977	38,183
Michael Dinkins	59,984	59,977	16,101
Kevin C. Melia	59,984	59,977	22,042
Dr. Joseph A. Miller, Jr.	59,984	59,977	32,933
Bill R. Sanford	89,990	89,960	47,675
Peter H. Soderberg	59,984	59,977	38,183
William B. Summers, Jr.	59,984	59,977	38,183
John P. Wareham	59,984	59,977	32,683
Dr. Helena S. Wisniewski	59,984	59,977	23,071
Related Person Transactions
The Board has adopted a written policy setting forth procedures for the review, approval and monitoring of transactions involving the Company and related persons (directors and executive officers or their immediate family members). A copy of the Company’s policy on related person transactions can be accessed under the Investor Relations drop-down menu of the Company’s website (www.greatbatch.com) under “Governance.” Under this policy, every proposed transaction between the Company and a director, executive officer, a nominee director, stockholder owning in excess of 5% of the Company or any immediate family member or entity of the foregoing persons involving an amount in excess of $120,000 and in which the related person will have a direct or indirect material interest, must be approved or ratified by the Audit Committee. If the transaction involves a related person who is a director or an immediate family member of a director, such director may not participate in the deliberations or vote regarding such approval. In the event management determines it is impractical or undesirable to wait until an Audit Committee meeting to consummate a related person transaction, the Chairperson of the Audit Committee may review and approve the related person transaction. The Chairperson of the Audit Committee will report any such approval to the Audit Committee at the next regularly scheduled meeting. All related person transactions are reported by the Audit Committee to the Board. In the event the Company becomes aware of a related person transaction that has not been approved, the matter shall be reviewed by the Audit Committee who shall evaluate all options available to the Company, including ratification, revision or termination of such transaction. The Audit Committee will also examine the facts and circumstances pertaining to the failure of such transaction to have been presented to the Audit Committee and shall take any such action as deemed appropriate under the circumstances. The Board has determined that there were no related person transactions, as defined above, that occurred in 2009.
Audit Committee Report
The Audit Committee currently consists of Messrs. Dinkins, Melia (Chair), Soderberg, Summers and Wareham, each of whom the Board has determined is “independent” in accordance with applicable laws and the listing standards of the New York Stock Exchange and qualifies as an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission. The Audit Committee functions pursuant to a written charter, a copy of which can be accessed under the Investor Relations drop-down menu of the Company’s website (www.greatbatch.com) under “Governance,” and “Committee Composition and Charters.”
The Audit Committee reviewed and discussed the information contained in the 2009 quarterly earnings announcements with management of the Company and independent registered public accounting firm prior to public release. They also reviewed and discussed the information contained in the 2009 Forms 10-Q’s and Form 10-K with management of the Company and independent registered public accounting firm prior to filing with the Securities and Exchange Commission. In addition, the Audit Committee met regularly with management, internal auditors and independent registered public accounting firm on various financial and operational matters, including to review plans and scope of audits and audit reports and to discuss necessary action.
In connection with the Company’s fiscal year 2009 consolidated financial statements, the Audit Committee has:
•	reviewed and discussed with management the Company’s audited consolidated financial statements as of and for fiscal year 2009;

•	discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance, and SEC rule 2-07; and

•	received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for fiscal year 2009.
Respectfully submitted,
Michael Dinkins
Kevin C. Melia (Chair)
Peter H. Soderberg
William B. Summers, Jr.
John P. Wareham
Members of the Audit Committee
STOCKHOLDER PROPOSALS
Any stockholder who intends to present a proposal intended to be considered for inclusion in the proxy statement for presentation at the Company’s 2011 Annual Meeting of Stockholders must submit such proposal so that the Company receives it by January 18, 2011. The proposal should be submitted to the Company’s offices in Clarence, New York by certified mail, return receipt requested, and should be directed to the Vice President, General Counsel & Secretary of the Company. In addition, the Company’s by-laws require that notice of any business proposed by a stockholder to be brought before an annual meeting, whether or not proposed for inclusion in the Company’s proxy statement, must be received by the Secretary of the Company not later than 90 days nor more than 120 days in advance of the anniversary date of the prior year’s annual meeting, which for business proposed for the 2011 Annual Meeting is between January 18, 2011 and
February 17, 2011.
OTHER MATTERS
Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the Annual Meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.
A copy of the Company’s Annual Report on Form 10-K for fiscal year 2009 may be obtained without charge by any stockholder of record by written request made to Christopher J. Thome, Manager of External Reporting and Investor Relations, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, New York 14031. Additionally, the Company’s Annual Report on Form 10-K for fiscal year 2009 can be accessed under the Investor Relations drop-down menu of the Company’s website (www.greatbatch.com) under “Financial Information.”
By Order of the Board of Directors,
/s/ Timothy G. McEvoy
Timothy G. McEvoy
Vice President, General Counsel & Secretary
Clarence, New York
April 20, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/gb
Greatbatch, Inc.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
 WO#
71220

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please mark your votes as indicated in this example	☑
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

	FOR	WITHHOLD
	ALL	FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS
Nominees: 01 Pamela G. Bailey 02 Michael Dinkins 03 Thomas J. Hook 04 Kevin C. Melia 05 Dr. Joseph A. Miller, Jr. 06 Bill R. Sanford 07 Peter H. Soderberg 08 William B. Summers, Jr. 09 Dr. Helena S. Wisniewski	☐	☐	☐	2.	RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR GREATBATCH, INC. FOR FISCAL YEAR 2010.	☐	☐	☐

	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)			3.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments.

	*Exceptions
I PLAN TO ATTEND THE ANNUAL MEETING	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

PROXY	GREATBATCH, INC.	PROXY
10000 WEHRLE DRIVE
CLARENCE, NEW YORK 14031
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 18, 2010
     The undersigned hereby appoint(s) Thomas J. Mazza and Timothy G. McEvoy, and each of them, proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned at the Annual Meeting of Stockholders of Greatbatch, Inc. to be held at 10:00 a.m. on May 18, 2010 at the Company’s Corporate Offices at 10000 Wehrle Drive, Clarence NY 14031, and at any adjournment, upon matters described in the Proxy Statement furnished with this proxy card and all other subjects that may properly come before the meeting.
     IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT FURNISHED WITH THIS PROXY CARD, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AND AT THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
     If you have a beneficial interest in shares allocated to your account under the Greatbatch, Inc.
401 (k) Retirement Plan, then this card also constitutes your voting instructions to the trustee of that plan. If you do not submit a proxy or otherwise provide voting instructions, or if you do not attend the annual meeting and vote by ballot, the trustee of that plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received, except that the trustee, in the exercise of the trustee’s fiduciary duties, may determine that the trustee must vote the shares in some other manner. If you plan to attend the meeting, please check the appropriate box on your proxy card and return the proxy card.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250

  WO #
71220